UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

ZILLOW GROUP, INC.

(Name of Registrant as Specified in its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Letter from our Executive Chairman and CEO

Seattle, Washington

April 16, 2019

Dear Zillow Group Shareholder,

On behalf of the board of directors, we invite you to attend the 2019 Annual Meeting of Shareholders of Zillow Group, Inc., which will be held on June 4, 2019 at 9:00 a.m. (Pacific Time) at the offices of Perkins Coie LLP, 1201 Third Avenue, 49th Floor, Seattle, Washington.

The Notice of Annual Meeting and this Proxy Statement contain details of the business to be conducted at the Annual Meeting. Our board of directors recommends that you vote FOR each of the proposals described in this Proxy Statement.

Your vote is very important, and we encourage you to please vote your shares promptly, whether or not you expect to attend the annual meeting in person. You may vote by Internet, as well as by telephone, or, if you requested printed proxy materials, by mailing a proxy or voting instruction card. If you attend the annual meeting, you may vote in person, even if you previously submitted your vote. If your shares are held through a broker, bank, or other holder of record and you wish to vote in person at the Annual Meeting, you must obtain a legal proxy issued in your name from your broker, bank, or other holder of record.

On behalf of our Board of Directors, thank you for your continued investment in Zillow Group.

Sincerely,

Richard N. Barton Chief Executive Officer and Director	Lloyd D. Frink Executive Chairman and Director

Notice of 2019 Annual Meeting of Shareholders

1301 Second Avenue, Floor 31

Seattle, WA 98101

The 2019 Annual Meeting of Shareholders of Zillow Group, Inc. (the “Annual Meeting”) will be held at the offices of Perkins Coie LLP, 1201 Third Avenue, 49th Floor, in Seattle, Washington, on June 4, 2019 at 9:00 a.m. (Pacific Time) for the following purposes:

1.

To elect one Class III director (Amy C. Bohutinsky, who was appointed by the board to fill a vacancy in October 2018) and three Class II directors (Richard N. Barton, Lloyd D. Frink, and April Underwood) each nominated by our board of directors to serve until the 2020 Annual Meeting of Shareholders and 2022 Annual Meeting of Shareholders, respectively;

2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019; and

3.	To transact such other business as may properly come before the Annual Meeting.

The Board of Directors of Zillow Group has fixed the close of business on April 1, 2019 as the record date for the Annual Meeting (the “Record Date”). Only shareholders of record of our Class A and/or Class B common stock as of the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting. Our Class C capital stock is non-voting (except in limited circumstances as required by Washington law or our Amended and Restated Articles of Incorporation). Shareholders of record of our Class C capital stock are not entitled to notice of, or to vote at, the Annual Meeting with respect to their shares of Class C capital stock. If you hold shares of our Class C capital stock in addition to shares of our Class A or Class B common stock, your voting power with respect to the proposals to be presented at the Annual Meeting is limited to your Class A and Class B common stock ownership.

In accordance with Securities and Exchange Commission rules, we sent a Notice of Internet Availability of Proxy Materials on or about April 16, 2019 and provided access to our proxy materials online on or before that date, to the holders of record of our Class A and Class B common stock as of the close of business on the Record Date.

Holders of our Class A and Class B common stock and persons holding proxies from such shareholders may attend the Annual Meeting. If your shares are registered in your name, you must bring a valid form of identification to the Annual Meeting. If your shares are held in the name of a broker, trust, bank or other nominee that holds your shares, you must also bring a legal proxy issued in your name from that broker, trust, bank or other nominee that confirms you are the beneficial owner of those shares.

By order of the board of directors,

Bradley D. Owens
Senior Vice President, General Counsel and Secretary
Seattle, WA
April 16, 2019

Important Notice Regarding the Availability of Proxy Materials

For the Annual Meeting of Shareholders to be Held on June 4, 2019

This Zillow Group, Inc. Proxy Statement and the 2018 Annual Report of Zillow Group, Inc. are available at: investors.zillowgroup.com/financials/annual-reports-and-proxies/default.aspx

Proxy Statement Introduction and Summary

Introduction:

Executive Leadership Team. In February 2019, Richard N. Barton became our chief executive officer, succeeding co-founder Spencer M. Rascoff, who remains a director on our board. At that time, Lloyd D. Frink became our executive chairman, succeeding Mr. Barton in that role.

In 2018, Allen W. Parker became chief financial officer and Jennifer A. Rock became chief accounting officer, succeeding Kathleen Philips in those roles following her retirement. Arik Y. Prawer joined the Company and became president, Homes Division. Amy C. Bohutinsky joined our board of directors and stepped down from her role as chief operating officer.

Issuance of Class C Capital Stock in Form of Stock Dividend. On July 21, 2015, we announced that our board had approved a distribution of shares of our Class C capital stock as a dividend to our Class A and Class B common shareholders (the “Class C Stock Split”). Holders of Class A common stock and Class B common stock as of the close of business on July 31, 2015, the record date for the Class C Stock Split, received on August 14, 2015, a distribution of two shares of Class C capital stock for each share of Class A and Class B common stock held by them as of the record date. The distribution of shares had the effect of a 3-for-1 stock split. Outstanding equity awards to purchase or acquire shares of Class A common stock were proportionately adjusted to relate to one share of Class A common stock and two shares of Class C capital stock for each share of Class A common stock subject to the awards as of the record date, and the exercise prices of any such awards were also proportionately allocated between Class A common stock and Class C capital stock. The par value per share of our shares of Class A common stock and Class B common stock have remained unchanged at $0.0001 per share after the Class C Stock Split. All historical share and per share amounts included in this Proxy Statement that preceded the Class C Stock Split have been retroactively adjusted to give effect to the Class C Stock Split unless otherwise noted.

The following summary highlights select information from this Proxy Statement and does not contain all of the information that is important to you. Accordingly, we encourage you to carefully read this entire Proxy Statement and the documents referred to or incorporated by reference before voting.

Company Information:	Zillow Group, Inc., a Washington corporation

Exchange Information:	Zillow Group, Inc. Class C capital stock is traded on The Nasdaq Global Select Market under the symbol “Z”. Zillow Group, Inc. Class A common stock is traded on The Nasdaq Global Select Market under the symbol “ZG”.

Directors Nominated for Election:	1. Richard N. Barton (Class II)
2. Lloyd D. Frink (Class II)
3. April Underwood (Class II)
4. Amy C. Bohutinsky (Class III)

Named Executive Officers for 2018:	1. Spencer M. Rascoff, Former Chief Executive Officer (through February 2019)
2. Allen W. Parker, Chief Financial Officer (since November 2018)
3. Lloyd D. Frink, Executive Chairman and President
4. Arik Y. Prawer, President, Homes Division
5. Greg M. Schwartz, President, Media and Marketplaces
6. Kathleen Philips, Former Chief Financial Officer (through May 2018)
7. Jennifer A. Rock, Chief Accounting Officer and Former Interim Chief Financial Officer (through November 2018)
Independent Registered Public Accounting Firm for 2019:	Deloitte & Touche LLP

Annual Shareholder Meeting

Date: Time: Place:	June 4, 2019 9:00 a.m. Pacific Time Offices of Perkins Coie LLP 1201 Third Avenue, 49th Floor, Seattle, Washington

Record Date

April 1, 2019

Mailing Date

This Proxy Statement was first mailed to shareholders on or about April 16, 2019.

Voting

Shareholders of our Class A common stock and Class B common stock as of the close of business on the Record Date are entitled to vote.

 Meeting Agenda

◾ Elect three Class II directors and one Class III director.

◾ Ratify appointment of Deloitte & Touche LLP as Independent Registered Public Accounting Firm for 2019.

◾   Transact other business that may properly come before the meeting.

PROPOSAL 1: ELECTION OF DIRECTORS

BOARD COMPOSITION

As of April 1, 2019, the Zillow Group board of directors (the “board”) was composed of nine members, divided into three classes and with standing board committee composition as follows:

Name	Current Term Expires	Principal Occupation	Age	Director Since	Audit Committee	Compensation Committee	Nominating and Governance Committee

Class I

Erik Blachford*	2021	Venture Partner, TCV	52	2005	$

Spencer M. Rascoff	2021	Co-Founder and Former Chief Executive Officer, Zillow Group, Inc.	42	2011
Gordon Stephenson*	2021	Co-Founder and Managing Broker, Real Property Associates	52	2005	$

Class II

Richard N. Barton	2019	Co-Founder and Chief Executive Officer, Zillow Group, Inc.	51	2004

Lloyd D. Frink	2019	Co-Founder, Executive Chairman and President, Zillow Group, Inc.	54	2004
April Underwood*	2019	Founding Partner, #Angels	38	2017

Class III

Jay C. Hoag*	2020	General Partner, TCV	60	2005

Amy C. Bohutinsky	2019	Former Chief Operating Officer, Zillow Group, Inc.	44	2018
Gregory B. Maffei*	2020	President and Chief Executive Officer, Liberty Media Corporation	58	2005	$

Committee Chairperson
Committee Member
*	Independent Director
$	Financial Expert

ELECTION OF DIRECTORS

Upon the recommendation of the Nominating and Governance Committee, the board appointed our Chief Operating Officer Amy C. Bohutinsky to fill a vacancy and serve as a Class III director, on October 16, 2018. In connection with her board appointment, Ms. Bohutinsky stepped down as Chief Operating Officer in January 2019. In accordance with the Company’s Amended and Restated Articles of Incorporation, Amended and Restated Bylaws, and Washington law, when a director is appointed to fill a vacancy on the board, their initial term expires at the next annual meeting of shareholders, regardless of the class to which the director is elected. As a result, Ms. Bohutinsky is being presented for shareholder consideration at the 2019 Annual Meeting.

If elected at the Annual Meeting, Ms. Bohutinsky will serve on the board until the Annual Meeting of Shareholders in 2020, and Mr. Barton, Mr. Frink, and Ms. Underwood will serve on the board until the Annual Meeting of Shareholders in 2022, or until their respective successors are duly elected and qualified, whichever is later, or until their earlier death, resignation or retirement. Proxies will be voted in favor of Ms. Bohutinsky, Mr. Barton, Mr. Frink and Ms. Underwood, unless the shareholder indicates otherwise on the proxy. Ms. Bohutinsky, Mr. Barton, Mr. Frink and Ms. Underwood each currently serve as a director, have consented to being named as nominees in this Proxy Statement, and have agreed to serve if elected. The board expects that each of the nominees will be able to serve, but if they become unable to serve at the time the election occurs, proxies will be voted for another nominee designated by the board unless the board chooses to reduce the number of directors serving on the board.

The following section presents biographical information for members of the Zillow Group board. On February 17, 2015, pursuant to the Agreement and Plan of Merger, dated as of July 28, 2014 by and among Zillow, Inc. (“Zillow”), Trulia, Inc. (“Trulia”), and Zillow Group, Inc. (“Zillow Group”, the “Company”, “we”, “us”, or “our”), each of Zillow and Trulia became wholly owned subsidiaries of Zillow Group. Unless otherwise noted, executive officer positions and directorships of the Company were held continuously with Zillow before the Trulia transaction and with Zillow Group after the Trulia transaction.

OUR DIRECTOR NOMINEES

The Board of Directors Recommends a Vote “FOR” Each of the Board’s Nominees.

Richard N. Barton

✓	Co-Founder and Chief Executive Officer, Zillow Group, Inc.

Richard N. Barton (age 51) is our co-founder and has served as Chief Executive Officer since February 2019. Mr. Barton has been a member of our board since inception in December 2004 and served as Chief Executive Officer from inception until September 2010 and served as Executive Chairman from September 2010 to February 2019. Mr. Barton served as a venture partner at Benchmark, a venture capital firm, from February 2005 through 2018. Prior to co-founding our Company, Mr. Barton founded Expedia as a group within Microsoft Corporation in 1994. Microsoft spun out the group as Expedia, Inc. in 1999, and Mr. Barton served as Expedia’s President, Chief Executive Officer and as a member of its board of directors from 1999 to 2003. Mr. Barton also co-founded and served as Non-Executive Chairman of Glassdoor, a job search site where people also rate and review companies and contribute detailed salary data, from June 2007 through the company’s acquisition in June 2018. Mr. Barton has served on the board of directors of Netflix, Inc., an online media subscription service provider, since 2002; and Qurate Retail, Inc. (formerly Liberty Interactive Corporation), a holding company of businesses in the digital commerce, media, communications and entertainment industries, since 2016. Mr. Barton holds a B.S. in General Engineering: Industrial Economics from Stanford University.

Mr. Barton is qualified to serve on our board of directors because of the important perspective and experience he brings as our co-founder and Chief Executive Officer and the broad range of relevant leadership and technical skills he possesses as a founder and former chief executive officer of companies in the mobile and Internet industries. Mr. Barton also has unique experience launching and promoting continued innovation at transformative technology companies and marketing mobile and Web-based products to consumers. He has extensive knowledge of our business as our co-founder and one of our largest shareholders. As a director of other public companies, Mr. Barton also brings managerial, operational, and corporate governance experience to our board of directors.

Amy C. Bohutinsky

✓	Former Chief Operating Officer, Zillow Group, Inc.

Amy C. Bohutinsky (age 44) served as Zillow Group’s Chief Operating Officer from August 2015 until January 2019. Ms. Bohutinsky joined the Company in 2005 and held many leadership positions, including Chief Marketing Officer from March 2011 to August 2015, Vice President of Marketing and Communications from September 2010 to March 2011, Vice President of Communications between August 2008 and September 2010, and Director of Communications between August 2005 and August 2008. From 2001 to 2005, Ms. Bohutinsky held many leadership positions at Hotwire, Inc., an online travel company, including Director of Corporate Communications. Ms. Bohutinsky previously worked for Blanc & Otus, a technology public relations firm, from 2000 to 2001 and was formerly a broadcast journalist with various local network affiliates. Ms. Bohutinsky has served on the board of directors of Hotel Tonight, Inc., a privately held mobile-based hotel booking service, since 2014, and The Gap, Inc., a publicly-traded global retailer, since 2018. Ms. Bohutinsky holds a B.A. in Journalism and Mass Communications from Washington & Lee University.

Ms. Bohutinsky is qualified to serve on our board of directors because of the important perspective and experience she brings as Zillow Group’s former Chief Operating Officer and Chief Marketing Officer. She has extensive knowledge of the real estate industry and Zillow Group’s business as one of its earliest employees. As a director and senior leader of other large consumer-facing companies, Ms. Bohutinsky brings valuable strategic and operational expertise to Zillow Group’s board.

Lloyd D. Frink

✓	Co-Founder, Executive Chairman and President, Zillow Group, Inc.

Lloyd D. Frink (age 54) is our co-founder and has served as Executive Chairman since February 2019, as a member of the board since inception in December 2004, and as President since February 2005. Mr. Frink previously served as Vice Chairman from March 2011 to February 2019, Chief Strategy Officer from September 2010 to March 2011, Treasurer from December 2009 to March 2011, and as Vice President from December 2004 to February 2005. From 1999 to 2004, Mr. Frink was at Expedia, Inc., where he held many leadership positions, including Senior Vice President, Supplier Relations, in which position he managed the air, hotel, car, destination services, content, merchandising and partner marketing groups from 2003 to 2004. From 1988 to 1999, Mr. Frink was at Microsoft Corporation, a technology company, where he worked in many leadership roles, including as part of the founding Expedia team and as a Group Program Manager from 1991 to 1995 and 1997 to 1999. Mr. Frink serves on the board of directors of GrubHub, Inc., an online and mobile food-ordering company. Mr. Frink holds an A.B. in Economics from Stanford University.

Mr. Frink is qualified to serve on our board of directors because of his valuable strategic, product, and technical leadership as a founder and senior policymaker of companies in the mobile and Internet industries. He has extensive experience developing and implementing business and product strategy based on in-depth knowledge of relevant industry sectors, including consumer-facing mobile and Web-based companies. He has valuable knowledge of our business as our co-founder and one of our largest shareholders. As a director and senior leader of large public companies, Mr. Frink also brings corporate governance and operational expertise to our board.

April Underwood

✓	Founding Partners, #Angels
✓	Zillow Group Board Committee Service: Compensation (Member)
✓	Independent Director

April Underwood (age 38) has served as a member of the board of directors since February 2017. Ms. Underwood co-founded #Angels, a women-owned and operated angel-investing collective focused on helping grow technology start-ups, in 2015 and continues to serve as a Founding Partner. Ms. Underwood served as Chief Product Officer at Slack Technologies, Inc., a cloud-based software company that builds professional collaboration tools, from March 2018 to February 2019, as vice president of product from December 2015 to March 2018, and as head of platform from July 2015 to December 2015. Prior to joining Slack Technologies, Inc., she was director of product at Twitter, Inc., a social media and communications company, from April of 2010 to February of 2015. Prior to joining Twitter, Inc., Ms. Underwood held various product and engineering roles at Google, Travelocity, and Intel. Ms. Underwood holds a B.B.A. in Management Information Systems and Business Honors from The University of Texas at Austin, and an M.B.A. from The University of California at Berkeley (Haas).

Ms. Underwood is qualified to serve on Zillow Group’s board of directors because of her broad experience in technology product development, engineering, innovation, and consumer engagement, as well as her deep understanding of the mobile and Internet industries. In various positions at leading technology and Internet companies, she has successfully driven growth initiatives, including product marketing and developer relations. In addition, as a founding member of #Angels, Ms. Underwood brings entrepreneurial experience through advising emerging technology companies on strategy development and execution.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2020 ANNUAL MEETING OF SHAREHOLDERS

Jay C. Hoag

✓	General Partner, TCV
✓	Zillow Group Board Committee Service: Compensation (Chair)
✓	Independent Director

Jay C. Hoag (age 60) has served as a member of the board since October 2005. Mr. Hoag co-founded TCV, a private equity and venture capital firm, in 1995 and continues to serve as a Founding General Partner. Mr. Hoag has served on the boards of directors and compensation committees of TripAdvisor, Inc., an online travel company, since February 2018; Electronic Arts Inc., an interactive entertainment software company, since September 2011; and Netflix, Inc., since 1999. Mr. Hoag served on the board of directors of TechTarget, Inc., a marketing services provider, from 2004 to 2016. Mr. Hoag also serves on the boards of directors of several private companies and universities. Mr. Hoag holds a B.A. from Northwestern University and an M.B.A. from the University of Michigan.

As a venture capital investor, Mr. Hoag brings strategic insights and extensive financial experience to our board. He has evaluated, invested in and served as a board and committee member of numerous companies, both public and private, and is familiar with a full range of corporate and board functions. His many years of experience helping companies shape and implement strategy provide our board with unique perspectives on matters such as risk management, corporate governance, talent selection and leadership development.

Gregory B. Maffei

✓	President and Chief Executive Officer, Liberty Media Corporation
✓	Zillow Group Board Committee Service: Audit (Chair)
✓	Independent Director

Gregory B. Maffei (age 58) has served as a member of the board since May 2005. Mr. Maffei has served as a director, President and Chief Executive Officer of Liberty Media Corporation (including its predecessor), a digital media and e-commerce company, since May 2007; Liberty Broadband Corporation, a telecommunications company, since June 2014; and GCI Liberty, Inc., owner and operator of a broad range of communications businesses, since March 2018. He has served as a director, the President and Chief Executive Officer of Liberty TripAdvisor Holdings, Inc. since July 2013 and as its Chairman of the Board since June 2015. He has also served as a director of Qurate Retail, Inc. (and its predecessor) since November 2005, Chairman of the Board since March 2018, and previously served as its President and Chief Executive Officer from February 2006 to March 2018 and Chief Executive Officer-Elect from November 2005 through February 2006. Prior to that time, Mr. Maffei served as President and Chief Financial Officer of Oracle Corporation, a business software and hardware systems company, President and Chief Executive Officer of 360networks Corporation, a wholesale provider of Internet connectivity services, and Chief Financial Officer of Microsoft Corporation. Mr. Maffei has served as the Chairman of the Board of TripAdvisor, Inc., since February 2013; Chairman of the Board of Live Nation Entertainment, Inc., a live entertainment and ecommerce company, since March 2013 and as a director since February 2011; Chairman of the Board of Sirius XM Holdings, Inc., a satellite radio company, since April 2013 and as a director since 2009; and director of Charter Communications, Inc., a live entertainment and e-commerce company, since May 2013.. Mr. Maffei previously served as Chairman of the Board of Pandora Media, Inc., a personalized Internet radio and music discovery provider, from September 2017 until February 2019; Chairman of the Board of Directors of Starz, an integrated global media and entertainment company, from January 2013 until December 2016; as a director of DIRECTV (and its predecessor), a provider of digital television entertainment services, from June 2008 to June 2010; as a director of Barnes & Noble, Inc., a retailer of books and digital media, from September 2011 to April 2014; and as a director of Electronic Arts, Inc., a video game company, from June 2003 to July 2013. Mr. Maffei holds an A.B. from Dartmouth College and an M.B.A. from Harvard Business School, where he was a Baker Scholar.

Mr. Maffei is qualified to serve on our board because he brings significant financial and operations experience due to his current and former leadership roles at public companies in the media, communications, and technology industries. He brings valuable perspective to strategic and operational matters based on extensive knowledge of governance practices and trends, particularly with respect to compliance and risk management. Mr. Maffei also possesses significant expertise related to financial reporting, technical accounting, and capital markets as a result of his leadership roles with large public companies.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2021 ANNUAL MEETING OF SHAREHOLDERS

Erik Blachford

✓	Venture Partner, TCV
✓	Zillow Group Board Committee Service: Audit (Member), Compensation (Member), Nominating and Governance (Member)
✓	Independent Director

Erik Blachford (age 52) has served on the board since May 2005. Mr. Blachford has served as a venture partner at TCV since March 2011. He served as the Executive Chairman at Couchsurfing International, Inc., a hospitality exchange and social networking company, from August 2014 until August 2015, and Executive Chairman of TerraPass, Inc., a carbon offset company, from September 2009 to June 2014. Mr. Blachford served as Chairman and Chief Executive Officer of Butterfield & Robinson Travel, a luxury tour operator, from September 2009 until January 2011 and as Chief Executive Officer of TerraPass, Inc. from January 2005 to April 2007. From January 2005 to April 2007, Mr. Blachford was an active independent investor in a variety of early stage private companies. From March 2003 to December 2004, Mr. Blachford served as Chief Executive Officer of Expedia, Inc. and Chief Executive Officer of IAC Travel, the travel division of IAC/InterActiveCorp, a holding company of Internet businesses. From January 2003 to December 2004, Mr. Blachford served as President of Expedia North America and Expedia Senior Vice President of Marketing & Programming. Mr. Blachford previously served on the boards of directors of Expedia, Inc. from April 2003 to September 2003, and Points International Ltd., a reward-program management portal, from June 2003 to December 2004. Mr. Blachford currently serves as a member of the boards of directors of several privately held companies. Mr. Blachford also serves on the U.S. National Council of the World Wildlife Fund. Mr. Blachford holds a B.A. in English and a certificate in theater from Princeton University, an M.B.A. from Columbia University’s Graduate School of Business, and an M.F.A. from San Francisco State University.

Mr. Blachford is qualified to serve on our board because he brings valuable strategic and financial expertise as a venture capitalist and entrepreneur. He also possesses significant operational and corporate governance experience as a former chief executive officer and director of a public company in the mobile and Internet industries. In addition, Mr. Blachford brings extensive experience with respect to development and management of innovative technology companies, in particular, consumer-facing mobile and Web-based media companies.

Spencer M. Rascoff

✓	Co-Founder and Former Chief Executive Officer, Zillow Group, Inc.

Spencer M. Rascoff (age 43) is our co-founder and has served as a member of the board since July 2011. Mr. Rascoff held numerous leadership positions with Zillow Group, serving as Vice President of Marketing and Chief Financial Officer from 2005 to December 2008, Chief Operating Officer from December 2008 to September 2010, and Chief Executive Officer from September 2010 until February 2019. From 2003 to 2005, Mr. Rascoff served as Vice President of Lodging for Expedia, Inc. In 1999, Mr. Rascoff co-founded Hotwire, Inc., an online travel company, and managed several of Hotwire’s product lines before Hotwire was acquired in 2003 by IAC/InterActiveCorp, Expedia, Inc.’s parent company at the time. Mr. Rascoff served in the mergers and acquisitions group at Goldman, Sachs & Co., an investment banking and securities firm. Mr. Rascoff has served on the board of directors of TripAdvisor, Inc., an online travel company, since September of 2013, and Hutch Interiors, Inc., a home design app, in which Zillow Group is an investor, since July 2017. Mr. Rascoff graduated cum laude with a B.A. in Government from Harvard University.

Mr. Rascoff is qualified to serve on our board because of the important perspective and experience he brings as an entrepreneur and seasoned executive who founded multiple businesses that became household names, including as our co-founder and Company leader for over a decade. As a result of serving as Chief Executive Officer of Zillow Group for over eight years, he possesses extensive knowledge of the residential real estate industry and consumer-facing mobile and Web-based media. Mr. Rascoff adds valuable strategic and operational insights to the board as a result of his background as both an innovator and entrepreneur as well as a senior leader and director of other large technology companies.

Gordon Stephenson

✓	Co-Founder and Managing Broker, Real Property Associates
✓	Zillow Group Board Committee Service: Audit (Member) and Nominating and Governance (Chair)
✓	Independent Director

Gordon Stephenson (age 53) has served as a member of the board since May 2005. Mr. Stephenson is the co-founder and has been the Managing Broker of Real Property Associates (“RPA”), an independent real estate brokerage in the Pacific Northwest, since its inception in 1991. Prior to founding RPA, Mr. Stephenson was an associate broker with Prudential MacPhersons and Windermere Real Estate, both of which are real estate sales and brokerage companies based in Seattle, Washington. Mr. Stephenson has served on the board of directors of Pure Watercraft, an early-stage electric boat company, since June 2017 and served on the board of directors of Anchor Bancorp, a bank holding company, and its wholly owned subsidiary, Anchor Bank, a community-based savings bank, from September 2016 to November 2018. Mr. Stephenson holds an A.B. in Economics from Stanford University.

Mr. Stephenson is qualified to serve on our board because he brings extensive experience in the residential real estate industry as a founder and manager of a real estate brokerage firm. As a result of his experience in these roles, he possesses valuable financial and management skills. Mr. Stephenson also has in-depth knowledge of the Company’s products and operations based on his tenure on the board and his work in residential real estate.

CORPORATE GOVERNANCE

Corporate Governance Overview

At Zillow Group, we believe all employees and directors have a shared responsibility to maintain a culture of integrity. We view our corporate governance practices and policies as important drivers of our culture. Highlights of our corporate governance practices and policies include:

•	Three standing board committees: (1) audit; (2) compensation; and (3) nominating and governance. All members of each board committee are independent.

•	Five independent directors.

•	Executive chairperson separate from CEO role.

•

Board evaluation conducted on ongoing basis in addition to formal board evaluation. For 2018, formal board evaluations included interviews conducted by our Secretary and General Counsel with each director.

•	Director orientation provided to all new board members.

Board and Committee Meetings

Our board of directors and its committees meet throughout the year on a set schedule and hold special meetings and act by unanimous written consent from time to time. During 2018 and including telephonic meetings,

•	the board of directors met four times;

•	the audit committee held four meetings;

•	the compensation committee held four meetings; and

•	the nominating and governance committee held three meetings.

During 2018, each incumbent member of Zillow Group’s board of directors attended 85% or more of the aggregate number of meetings of the board and committees on which he or she served that were held during their term of service. We encourage all of our directors and nominees for director to attend our annual meeting of shareholders. Three of Zillow Group’s directors attended the 2018 Annual Meeting of Shareholders.

Director Independence

Under the rules of Nasdaq, independent directors must comprise a majority of a listed company’s board of directors, and subject to specified exceptions, all members of its audit, compensation, and nominating and governance committees must be independent. Our board has undertaken a review of the independence of each director. Based on information provided by each director concerning his or her background, employment, investments, and affiliations, and upon the review and recommendation of our nominating and governance committee, our board has determined that Ms. Underwood, Mr. Blachford, Mr. Hoag, Mr. Maffei, and Mr. Stephenson meet the applicable SEC and Nasdaq definitions of “independent” and do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

The independent directors meet in executive session from time to time.

In making the independence determinations, our board of directors considered the current and prior relationships that each non-employee director has with our Company and its subsidiaries and all other facts and circumstances our board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director. In evaluating the independence of our directors, the board of directors also considered the following transactions, relationships and arrangements that are not required to be disclosed in this Proxy Statement as transactions with related persons:

•

Mr. Hoag is the General Partner of TCV, and is a direct or indirect director, limited partner, or member of the general partners of various private equity and venture capital funds of TCV that have been invested in by Mr. Barton and Mr. Rascoff, each in their individual capacity, and Mr. Maffei, through an entity that he owns and controls. Each of Mr. Barton and Mr. Rascoff’s capital commitments in these funds represent a de minimis share of the total committed capital of the funds. Mr. Blachford also serves as a venture partner of TCV.

•	Mr. Hoag serves on the board of directors of Netflix, Inc. with Mr. Barton.

•

Mr. Hoag serves on the board of directors of TripAdvisor, Inc. with Mr. Rascoff and Mr. Maffei. Mr. Maffei is also the Chief Executive Officer and Chairman of the Board of Liberty TripAdvisor Holdings, which currently holds approximately a 22% equity interest and 58% voting interest in TripAdvisor, Inc.

•	Mr. Maffei is Chairman of the Board of Qurate Retail, Inc., where Mr. Barton also serves as a director.

•	Mr. Blachford and Mr. Barton are 50% co-owners of a condominium.

•

Mr. Stephenson participates in Zillow Group’s Premier Agent program, a business relationship that has been an ordinary course dealing. Mr. Stephenson is the Managing Broker of Real Property Associates, which provided certain brokerage and rental management services to Mr. Rascoff in 2018.

•

Ms. Underwood was the Chief Product Officer for Slack Technologies, Inc. (Slack) until February 2019, a company with which Zillow Group engages in ordinary course business transactions. Zillow Group’s payments to Slack were less than 5% of the recipient’s consolidated gross revenue for 2018, 2017 and 2016.

Board Leadership Structure

As reflected in our Corporate Governance Guidelines, a copy of which is posted on our website at investors.zillowgroup.com/corporate-governance/governance-documents/corporate-governance-guidelines/default.aspx, our board does not have a policy as to whether the offices of chair of the board and Chief Executive Officer should be separate. Our board believes that it should have the flexibility to make this determination as circumstances require, and in a manner that it believes is best to provide appropriate leadership for our Company. The board believes that its current leadership structure, with Mr. Frink serving as Executive Chairperson and Mr. Barton serving as Chief Executive Officer, is appropriate because it enables the board, as a whole, to engage in oversight of management, promote communication and collaboration between management and the board, and oversee governance matters, while allowing our Chief Executive Officer to focus on his primary responsibility, the operational leadership and strategic direction of the Company. In addition, the board benefits from the perspective and insights of Messrs. Frink and Barton as a result of their extensive experience developing consumer-facing products and services and leading innovative, technology-driven companies. The board of directors does not believe that its role in risk oversight has affected the board’s leadership structure.

Risk Oversight

The board of directors considers the assessment of Company risks and development of strategies for risk mitigation to be a responsibility of the entire board in consultation with the appropriate board committee in the case of risks that are under the purview of a particular committee. The board engages in risk oversight on a broad range of matters, including challenges associated with strategic acquisitions, regulatory and other legal and compliance matters, and threats relevant to our information technology environment. The compensation committee provides oversight of our compensation philosophy and the objectives of our compensation programs, including the evaluation of whether our compensation programs contain incentives for executive officers and employees to take risks in performing their duties that are reasonably likely to have a material adverse effect on the Company. The nominating and governance committee oversees risks associated with corporate governance and the composition of our board of directors, including the independence of board members. The audit committee provides oversight concerning our major financial risks and the steps management has taken to monitor and control such exposure, including with respect to data privacy, cybersecurity, disaster recovery, and other topics related to our information technology infrastructure. Each committee generally reports on its deliberations to the full board of directors during the committee reports portion of the next board meeting. This enables the board of directors and its committees to coordinate their risk oversight roles.

Board Committees

The board of directors currently has the following standing committees: audit, compensation, and nominating and governance. The board of directors may, from time to time, form a new committee or disband a current committee depending on the circumstances and needs of the Company. Each standing committee complies with the independence and other requirements established by applicable laws, regulations, and rules, including those promulgated by the SEC and Nasdaq. Membership of the standing committees is determined annually by the board of directors with consideration given to the recommendation of the nominating and governance committee. Adjustments to committee assignments may be made at any time.

The board of directors has adopted a written charter for each standing committee. Shareholders may access a copy of each standing committee’s charter on the Investor Relations section of our website at investors.zillowgroup.com/corporate-governance/default.aspx. A summary of the duties and responsibilities of each standing committee is set forth below.

Audit Committee

The current members of our audit committee are Erik Blachford, Gordon Stephenson and Gregory B. Maffei, with Mr. Maffei serving as Chair. The primary responsibilities of the audit committee are to:

•	oversee the integrity of our corporate accounting and financial reporting process, including internal accounting and financial controls, and audits of the financial statements;

•

evaluate the independent auditor’s qualifications, independence and performance, engage and provide for the compensation of the independent auditor, and establish the policies and procedures for the retention of the independent auditor to perform any proposed permissible non-audit services;

•	review and discuss with management and the independent auditor, as appropriate, our annual audited and quarterly unaudited financial statements;

•	review our critical accounting policies, disclosure controls and procedures and internal controls over financial reporting;

•

discuss policies and practices with respect to risk assessment and risk management, including the Company’s major financial risks and the steps management has taken to monitor and control such exposure;

•

establish and oversee certain compliance procedures and ethics compliance, including procedures for the confidential, anonymous submission by employees of concerns regarding accounting or auditing matters; and

•	review transactions with related persons that are disclosed under Item 404 of Regulation S-K.

Our board of directors has determined that each of our audit committee members meets the requirements for independence and financial literacy under the applicable rules and regulations of the SEC and Nasdaq. Our board of directors has determined that each of Messrs. Blachford, Maffei and Stephenson is an audit committee financial expert as defined under the applicable rules and regulations of the SEC.

Compensation Committee

The current members of our compensation committee are Erik Blachford, Jay C. Hoag and April Underwood, with Mr. Hoag serving as Chair. The primary responsibilities of our compensation committee are to:

•	review our overall compensation philosophy and policies relating to the compensation and benefits of our officers and employees;

•

review and approve goals and objectives relevant to the compensation of our Chief Executive Officer and other senior officers, evaluate the performance of these officers in light of those goals and objectives, and set compensation of these officers based on such evaluations;

•

oversee the administration and issuance of stock options, restricted stock units, and other awards under our equity incentive plans, including the Zillow Group, Inc. Amended and Restated 2011 Incentive Plan (the “2011 Plan”); and

•	oversee our compensation and benefit plans, policies and programs for our executive officers and non-employee directors.

As part of its process to determine the compensation level of each executive officer, the compensation committee evaluates, among other things, the Chief Executive Officer’s assessment of the other executive officers and recommendations regarding their compensation in light of the goals and objectives of our executive compensation program.

Pursuant to its charter, the compensation committee has sole authority to engage outside compensation consultants or other advisors to assist the committee in carrying out its duties. With respect to 2018 executive compensation, the compensation committee engaged Compensia, a compensation consulting firm, to recommend a peer group for the purpose of conducting a market analysis of the total compensation of certain executive officers and to make recommendations for the committee’s consideration with respect to their salary and equity compensation. The Company also consulted with Compensia on a limited basis for general guidance in connection with certain executive leadership changes in 2018. In addition, the compensation committee considered market information available through Equilar and Radford, each leading executive compensation data solutions companies, and data from the proxy statements of peer companies as reference points in making certain executive compensation decisions for 2018 consistent with the Company’s compensation philosophy. Compensia did not provide any other services to the compensation committee, management, or the Company in 2017 or 2018 and only received fees from the Company on behalf of our compensation committee.

The compensation committee may form and delegate authority to subcommittees and delegate authority to one or more designated members of the committee in accordance with its charter. The charter also permits the compensation committee to delegate to one or more senior executive officers the authority to make certain grants of equity-based compensation to non-executive officer employees, subject to restrictions set forth in the charter and under applicable laws. The board of directors has delegated to Mr. Barton, so long as he is acting as Chief Executive Officer of Zillow Group, Mr. Frink, so long as he is acting as Executive Chairman or President of Zillow Group, and Mr. Dan Spaulding, so long as he is acting as Chief People Officer of Zillow Group, the authority to grant equity awards to non-executive officer employees under the 2011 Plan, subject to certain restrictions. Pursuant to such authority, these individuals routinely act to grant equity awards to our non-executive officer employees.

Our board of directors has determined that each member of our compensation committee meets the requirements for independence under the applicable rules and regulations of Nasdaq, the SEC, and the Internal Revenue Code of 1986, as amended (the “Code”). For additional discussion of the processes and procedures the compensation committee has used to determine executive officer and non-employee director compensation, please refer to the sections entitled, “Named Executive Officer Compensation – Compensation Discussion and Analysis – How We Set Executive Compensation” and “Director Compensation,” respectively.

Compensation Committee Interlocks and Insider Participation

None of the members of Zillow Group’s compensation committee in 2018 was, at any time during 2018 or at any other time, an officer or employee of Zillow Group, and, except as described in the section entitled “Certain Relationships and Related Person Transactions,” none had or has any relationships with Zillow Group that are required to be disclosed under Item 404 of Regulation S-K.

A compensation committee interlock can occur when an executive officer of one company: (1) serves on the compensation committee of another company, one of whose executive officers serves on the compensation committee or board of directors of the first company; or (2) serves as a director of another company, one of whose executive officers serves on the compensation committee of the first company. During 2018, none of Zillow Group’s executive officers served as a member of the board of directors, or as a member of the compensation or similar committee, of another company such that a compensation committee interlock arose.

Nominating and Governance Committee

The current members of our nominating and governance committee are Gordon Stephenson and Erik Blachford, with Mr. Stephenson serving as Chair. The primary responsibilities of the nominating and governance committee are to:

•	identify, approve, and recommend individuals qualified to become members of the board of directors in accordance with the director selection guidelines approved by the board of directors;

•	oversee evaluations of our board of directors and its committees; and

•	develop, periodically review, monitor and recommend to the board of directors’ corporate governance principles and policies applicable to the Company.

The nominating and governance committee and the board of directors believe it is essential to have directors representing diverse experience to enhance the quality of the board’s discussions and decision-making process. This is consistent with the Company’s commitment to equity and belonging across the organization, with diversity being an integral part of the way the Company promotes innovation and long-term success. Diversity, which we broadly construe to include age, professional experience, gender, race, and ethnicity, among other considerations, is one factor taken into account by the nominating and governance committee in determining the needs of the board of directors and evaluating director candidates to fill such needs. The director selection guidelines used by the nominating and governance committee to evaluate the board’s composition and director candidates are included in the committee’s charter, which is available on the Investor Relations section of our website at investors.zillowgroup.com/corporate-governance/default.aspx. Pursuant to the director selection guidelines and to help ensure a well-balanced board, the nominating and governance committee considers the total mix of the board’s composition and director candidates’ qualifications, including factors like relevant industry knowledge, expertise in operations, financial acumen, and experience working with public companies. The nominating and governance committee does not have a formal policy with respect to diversity. The nominating and governance committee has the authority to retain a search firm or other advisor to identify director candidates and to otherwise assist with the fulfilment of its duties.

Our board of directors has determined that each member of the nominating and governance committee meets the requirements for independence under the applicable rules and regulations of Nasdaq and the SEC. Pursuant to its charter, the nominating and governance committee will also consider qualified director candidates recommended by our shareholders. The nominating and governance committee evaluates the qualifications of candidates properly submitted by shareholders in the same manner as it evaluates the qualifications of director candidates identified by the committee or the board of directors. Shareholders can recommend director candidates by following the instructions outlined below in the section entitled “Additional Information – Consideration of Shareholder-Recommended Director Nominees.” No nominations for director were submitted to the nominating and governance committee for consideration by any of our shareholders in connection with the Annual Meeting.

Board Evaluation

Our board and board committees evaluate their effectiveness with respect to strategic planning, long-term operational and financial planning, risk management, and other responsibilities, on both an ongoing basis throughout each year and as part of formal evaluations directed by the nominating and governance committee. Ongoing engagement on board effectiveness includes discussion led by our Executive Chairman and Chief Executive Officer on new practices or technologies which may enhance director collaboration, progress against strategic priorities, and interactions with management, as well as input from directors on meeting agendas and format.

Preparation for formal evaluations begins with the selection of the format by the nominating and governance committee in consultation with our Executive Chairman and Secretary and General Counsel. For the 2018 evaluation cycle, in-person or telephonic interviews were conducted by our Secretary and General Counsel with each board member. Interview topics included:

•	the board’s role in strategic oversight of areas critical to the long-term success of the Company;

•	board and committee structure and director skills;

•	director engagement on Company culture and human capital management; and

•	best practices to promote candor and rigorous decision making;

amongst various other topics. Interview results were then compiled by our Secretary and General Counsel and shared with the nominating and governance committee and Executive Chairman, as appropriate, for further evaluation. Based on the results of the board evaluation process, new practices and approaches are adopted by management, the board, and board committees, as appropriate, to further enhance the board’s performance.

Director Orientation and Education

As set forth in our Corporate Governance Guidelines, Zillow Group strongly encourages and supports continuing education for directors. Director education begins with orientation for newly appointed or elected board members. Director orientation is tailored to the skills and experiences of the individual, and commonly includes:

•

meeting with the Company’s General Counsel to discuss director duties and expectations, Zillow Group’s corporate governance practices, including with respect to Company spokespeople and Regulation FD, and corporate governance policies such as our Code of Conduct and Code of Ethics;

•	meeting with the Company’s Corporate & Investor Relations team to discuss shareholders and analysts, shareholder engagement, and related matters;

•

meeting with management, including the chief executive officer, chief people officer, and other business leaders, to discuss the Company’s strategic priorities, culture and core values, operations, compensation philosophy and practices, among other matters;

•	meetings with each board member; and

•	extensive supplemental materials such as organizational charts, the annual budget, corporate governance policies, sell-side analyst research and recent board minutes.

Director education is also provided throughout the year through presentations to and discussions with the board and board committees led by members of management, third-party consultants and legal counsel, on topics such as information security, legal and regulatory developments, company culture, and employee engagement.

Company Culture

The board of directors and management understand that the long-term success of the Company is dependent upon maintaining a culture that allows each employee to do their best work. We value integrity, accountability, collaboration, creativity, respect, transparency, and excellence. Under the leadership of our chief people officer, who reports to our CEO, Zillow Group invests in a variety of programs and resources to attract and develop talented employees. These programs and resources include:

•

a robust equity and belonging program, which includes a number of employee-led affinity networks for community members and allies, unconscious bias training required for all people managers and employees participating in candidate interviews, an ambassador program to provide education regarding our equity and belonging initiatives and goals, and a speaker series called ‘Community Conversations’ with featured thought leaders;

•	investments in physical, family, and mental health and financial wellness benefits, including the addition of new benefits to meet the changing needs of our diverse base of employees;

•

a dedicated learning and development team, which creates educational resources and conducts trainings on a wide range of topics including people management, effective communication, and collaboration, as well as a sophisticated leadership training program with different tracks for new managers and more experienced leaders;

•	an internal mobility program to support talented employees as they consider career development opportunities within the Company; and

•	a comprehensive talent management program which includes both work product and performance as well as demonstration of the Company’s core values.

Gender Pay Equity

At Zillow Group, we regularly evaluate pay equity across the entire Company, and have made the commitment to disclose our gender pay equity analysis on an ongoing basis. Based on our 2018 assessments, on average, women at Zillow Group earn 101% of what men earn in comparable roles, with similar skills and experience. In January 2018, we were selected to the inaugural 2018 Bloomberg Gender-Equality Index, an index that measures gender equality across internal company statistics, employee policies, and external community support and engagement, among other areas, and demonstrated our commitment to equal pay for equal work and experience.

DIRECTOR COMPENSATION

2018 Director Compensation Table

Zillow Group’s director compensation program is governed by the Amended and Restated Stock Option Grant Program for Nonemployee Directors (the “Program”). In 2018, Zillow Group compensated its eligible non-employee directors solely with stock option grants as compensation for the upcoming year’s service (the 2018 to 2019 board service year), which stock option grants vest quarterly over one year.

The following table provides information regarding the compensation of our non-employee directors during 2018. Additional information regarding the 2018 compensation of Mr. Rascoff and Mr. Frink is discussed in the Compensation Discussion and Analysis section and presented in the related tables. Mr. Barton, Ms. Bohutinsky, Mr. Frink, and Mr. Rascoff did not receive compensation for their board service in 2018.

Name	Option Awards ($)(1)	Total ($)
Erik Blachford	200,000	200,000
Jay C. Hoag	200,000	200,000
Gregory B. Maffei	200,000	200,000
Gordon Stephenson	200,000	200,000
April Underwood	200,000	200,000

(1)

Amounts reflect aggregate grant date fair value of the option awards granted, computed as of the grant date, in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation – Stock Compensation (“FASB ASC Topic 718”). Assumptions used to calculate these amounts are described in Note 17, “Share-Based Awards,” to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018. On March 1, 2018, and as described in greater detail below, each of the eligible non-employee directors of Zillow Group received an annual stock option grant to purchase 9,786 shares of Zillow Group’s Class C capital stock with a Black-Scholes-Merton grant date fair value of $200,000. As of December 31, 2018, Zillow Group’s non-employee directors held stock options granted for director service to purchase the following number of shares of Zillow Group’s Class A common stock and Class C capital stock: Mr. Blachford, 13,885 shares of Class A common stock and 77,265 shares of Class C capital stock; Mr. Hoag, 3,145 shares of Class A common stock and 55,785 shares of Class C capital stock; Mr. Maffei, 22,886 shares of Class A common stock and 95,267 shares of Class C capital stock; Mr. Stephenson, 13,885 shares of Class A common stock and 77,265 shares of Class C capital stock; and Ms. Underwood, 36,287 shares of Class C capital stock.

Time and Manner of Compensation

The Program is administered by the compensation committee and the board of directors under the 2011 Plan. Eligible directors are compensated for service on our board and committees of our board solely with stock options granted under the Program. No director receives cash compensation for service as a director, though directors are reimbursed for reasonable expenses incurred in connection with attending board and committee meetings.

In February 2017, the board of directors, upon the recommendation of the compensation committee, adopted amendments to the Program. Pursuant to the amended Program, on March 1 of each year, our non-employee directors are eligible to automatically receive stock option grants to purchase a number of shares of Class C capital stock equal to the amount set forth in the Program. Eligible directors who are initially elected or appointed to the board of directors during the 12-month period following a March 1 grant date receive a prorated annual option grant in connection with their initial election or appointment to the board, based on the number of full calendar months that elapse between the date of the director’s initial election or appointment to the board and the next March 1 grant date, subject to approval by the board or the compensation committee.

The grants made in March 2018 pursuant to the amended Program were for that number of shares of Class C capital stock having a Black-Scholes-Merton value of $200,000 on the date of grant (with any fractional share rounded to the nearest whole share (0.5 rounded up)) and with a per share exercise price equal to the closing price of our Class C capital stock on the date of grant. One-fourth of the shares subject to annual stock options granted under the Program vest each quarter over one year, subject to continued service. Prorated options granted under the Program become fully vested as of the first March 1 grant date following the board’s or the compensation committee’s approval of the grant. Stock options granted under the Program in 2018 have ten-year terms, subject to earlier termination in the event of a director’s termination of service.

Pursuant to its charter, the compensation committee reviews non-employee director compensation at least annually and may recommend adjustments to the board. The Company has designed its non-employee director compensation program to attract and retain excellent directors and align their interests with the long-term interests of our shareholders. The compensation committee considers third-party director compensation surveys, such as the director compensation reports issued jointly by the National Association of Corporate Directors and Pearl Meyer, and the time commitment required of Zillow Group’s directors, among other factors, when evaluating non-employee director compensation.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information as of December 31, 2018 with respect to securities authorized for issuance under our equity compensation plans. No shares of Class B common stock are issuable under any of our equity compensation plans. No future equity awards will be granted under the equity compensation plans not approved by security holders as described below.

Plan category	Number of securities issuable upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (1) (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders (2)
Class A Common Stock	3,312,218(3)	$27.08	— (4)
Class C Capital Stock	29,149,346(5)	35.06	3,675,082(6)(7)
Equity compensation plans not approved by security holders
Class A Common Stock	37,688(8)	$15.17	—
Class C Capital Stock	77,182(9)	19.62	—
Total
Class A Common Stock	3,349,906	$26.95	—
Class C Capital Stock	29,226,528	35.02	3,675,082
Total All Classes	32,576,434	34.04	3,675,082

(1)	The weighted-average exercise price is calculated based on outstanding stock options. It excludes outstanding restricted stock units (“RSUs”) and restricted units, which have no exercise price.
(2)	Includes the 2011 Plan.
(3)	Includes stock options and RSUs for 3,312,218 shares of Class A common stock under the 2011 Plan.
(4)

We intend that future grants under the 2011 Plan will be for Class C capital stock only; however, we also have the discretion to grant Class A common stock pursuant to the 2011 Plan. In the event we make future grants under the 2011 Plan for Class A common stock, those grants would reduce the number of securities remaining available for future issuance as Class C capital stock.

(5)

Includes 8,280,658 shares of Class C capital stock issuable upon exercise of outstanding stock options and vesting of outstanding RSUs that were distributed as a dividend in connection with the Class C Stock Split effective August 14, 2015. Also includes 20,868,688 shares of Class C capital stock issuable upon exercise of outstanding stock options and vesting of RSUs and restricted units that were granted under our 2011 Plan following the effective date of the Class C Stock Split.

(6)

Includes shares available for issuance under the 2011 Plan, which we intend to issue solely as shares of Class C capital stock. Does not include (i) 8,291,101 shares that became available for issuance under the 2011 Plan on January 1, 2019 pursuant to the “evergreen” provision, and (ii) shares subject to stock options granted in substitution of stock options previously granted by companies we acquired, which stock options do not reduce the number of shares available for issuance under the 2011 Plan.

(7)

The 2011 Plan contains an “evergreen” provision, pursuant to which the number of shares available for issuance can be increased on the first day of each of our fiscal years, equal to the least of (i) 3.5% of our outstanding Class A common stock, Class B common stock and Class C capital stock on a fully diluted basis as of the end of our immediately preceding fiscal year, (ii) 10,500,000 shares, and (iii) a lesser amount determined by our board of directors; provided, however, that any shares from increases in prior years that are not actually issued will continue to be available for issuance under the 2011 Plan.

(8)

Includes 35,681 shares of Class A common stock issuable upon exercise of outstanding options and vesting of RSUs that we assumed in connection with our February 2015 acquisition of Trulia. These awards were assumed under the Trulia 2012 Equity Incentive Plan, as amended and restated (the “Trulia 2012 Plan”) and the Trulia 2005 Stock Incentive Plan, as amended (together with the Trulia 2012 Plan, the “Trulia Plans”). Also includes 2,007 shares of Class A common stock issuable upon exercise of outstanding stock options and RSUs that were granted to Trulia employees under the Trulia 2012 Plan following completion of the Trulia acquisition. No future awards will be granted under these plans.

(9)

Includes 77,182 shares of Class C capital stock issuable upon exercise of outstanding stock options and vesting of RSUs that were distributed as a dividend pursuant to the Class C Stock Split with respect to awards assumed or granted by us under the Trulia Plans.

Trulia 2012 Equity Incentive Plan, as Amended and Restated

The Trulia 2012 Plan became effective in September 2012. The Trulia 2012 Plan provides for the grant of incentive and nonqualified stock options, restricted stock, RSUs, stock appreciation rights, performance units and performance shares to employees, directors and consultants. Under the 2012 Plan, stock options were granted at a price per share not less than 100% of the fair market value per share of the underlying stock at the grant date. The plan administrator determined the vesting period for each option award on the grant date, and options granted under the plan generally expire 10 years from the grant date or such shorter term as may be determined for the options. As described above, no new equity awards will be granted under the Trulia 2012 Plan or under any of the other equity plans under which outstanding equity awards were assumed in connection with the Trulia acquisition.

PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors Recommends a Vote “FOR” the Ratification of the Appointment of Deloitte & Touche LLP as our Independent Registered Public Accounting Firm.

The audit committee, which consists entirely of independent directors, has selected Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for the fiscal year ending December 31, 2019.

Shareholder ratification of the appointment of Deloitte as our independent registered public accounting firm is not required by our Amended and Restated Bylaws (“Bylaws”) or otherwise. However, our board of directors is submitting the appointment of Deloitte to our shareholders for ratification as a matter of corporate practice. If our shareholders fail to ratify the appointment, the audit committee may reconsider the appointment of Deloitte. Even if the appointment is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders. Representatives of Deloitte are expected to be present at the Annual Meeting.

Change of Independent Public Accountants: As previously reported on the Company’s Current Report on Form 8-K, dated August 3, 2016, the audit committee conducted a comprehensive, competitive process to determine the Company’s independent registered public accounting firm for the Company’s fiscal year ending December 31, 2017. On August 3, 2016, the audit committee approved the engagement of Deloitte as our independent registered public accounting firm for the Company’s fiscal year ending December 31, 2017, and approved the dismissal of EY, which became effective on February 7, 2017.

The reports of EY on the Company’s consolidated financial statements for the years ended December 31, 2015 and 2016, did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principle. During the fiscal years ended December 31, 2015 and 2016, there were no disagreements (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K) between the Company and EY on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of EY, would have caused EY to make reference to the subject matter of the disagreements in connection with EY’s report on the Company’s consolidated financial statements for such fiscal years, and there were no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K).

During the two fiscal years ended December 31, 2015 and 2016, neither the Company nor anyone acting on its behalf consulted with Deloitte regarding: (i) the application of accounting principles to a specified transaction, either completed or proposed, or (ii) the type of audit opinion that might be rendered on the Company’s financial statements, and either a written report was provided to the Company or oral advice was provided that Deloitte concluded was an important factor considered by the Company in reaching a decision as to an accounting, auditing or financial reporting issue; or (iii) any matter that was either the subject of a disagreement or a reportable event, as each term is defined in Items 304(a)(1)(iv) or (v) of Regulation S-K, respectively.

AUDIT COMMITTEE REPORT

The audit committee assists our board of directors in oversight of (a) our accounting and financial reporting processes and the audits of our financial statements, (b) the independent auditor’s qualifications, independence and performance, (c) our internal audit function, if any, and the performance of our internal accounting and financial controls, and (d) our compliance with legal and regulatory requirements. Deloitte & Touche LLP (“Deloitte”), the Company’s independent registered public accounting firm, was responsible for auditing the financial statements prepared by our management for the fiscal year ended December 31, 2018.

In connection with our review of Zillow Group’s audited financial statements for the fiscal year ended December 31, 2018, we relied on reports received from Deloitte as well as the advice and information we received during discussions with Zillow Group’s management. In this context, we hereby report as follows:

(i)	The audit committee has reviewed and discussed the audited financial statements for fiscal year 2018 with Zillow Group’s management.

(ii)

The audit committee has discussed with Deloitte, the Company’s independent registered public accounting firm, the matters required to be discussed by the statement on Auditing Standard No. 1301, and Rule 2-07 of Regulation S-X, Communications with Audit Committees.

(iii)

The audit committee has received the written disclosures and the letter from Deloitte, the Company’s independent registered public accounting firm, required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence.

(iv)

Based on the review and discussion referred to in paragraphs (i) through (iii) above, the audit committee recommended to Zillow Group’s board of directors that the audited financial statements be included in Zillow Group’s Annual Report on Form 10-K for the year ended December 31, 2018, for filing with the SEC.

Members of the audit committee:

Gregory B. Maffei (Chair)

Erik Blachford

Gordon Stephenson

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S FEES REPORT

Fees Paid to Independent Registered Public Accounting Firm

The following table provides information regarding the fees billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Limited and their respective affiliates (“Deloitte”) for the fiscal years ended December 31, 2018 and 2017, inclusive of out-of-pocket expenses.

	2018($)	2017($)
Audit Fees	1,544,000	915,575
Audit-Related Fees	—	—
Tax Fees	468,169	89,995
All Other Fees	4,162	2,077

Audit Fees

Audit fees of Deloitte during the 2018 and 2017 fiscal years primarily include the aggregate fees incurred for the audits of the annual consolidated financial statements and the review of each of the quarterly consolidated financial statements included in Quarterly Reports on Form 10-Q for Zillow Group. Audit fees in 2018 and 2017 also include services rendered by Deloitte in connection with Zillow Group’s November 2018 acquisition of Zillow Home Loans, LLC (formerly known as Mortgage Lenders of America, L.L.C.), July 2018 issuance of 1.50% Convertible Senior Notes due 2023 and public offering of 6,557,017 shares of Class C capital stock, certain registration statements on Form S-3, September 2017 acquisition of New Home Feed, and certain registration statements on Form S-8.

Tax Fees

Tax fees of Deloitte for the fiscal years ended December 31, 2018 and 2017 primarily include tax compliance, consulting and return preparation.

All Other Fees

Other fees include access to accounting research software applications and data.

Audit Committee Review and Pre-Approval of Independent Registered Public Accounting Firm’s Services

All fees described above were approved by the audit committee. Our audit committee’s policy is to pre-approve all audit and non-audit services (including the fees and terms thereof) to be performed by our independent registered public accounting firm. This policy is set forth in the charter of the audit committee, which is available at investors.zillowgroup.com/corporate-governance/default.aspx. The audit committee considered whether the non-audit services rendered by our independent registered accounting firm were compatible with maintaining their independence as the independent registered public accounting firm of our financial statements and concluded that they were.

EXECUTIVE OFFICERS

The following table provides information regarding our executive officers as of April 1, 2019:

Name	Age	Position
Richard N. Barton	51	Co-Founder, Chief Executive Officer and Director
Lloyd D. Frink	54	Co-Founder, Executive Chairman, President and Director
David A. Beitel	49	Chief Technology Officer
Stanley B. Humphries	51	Chief Analytics Officer
Allen W. Parker	51	Chief Financial Officer
Arik Y. Prawer	53	President, Homes Division
Jennifer A. Rock	37	Chief Accounting Officer
Errol G. Samuelson	53	Chief Industry Development Officer
Greg M. Schwartz	46	President, Media and Marketplaces
Dan Spaulding	42	Chief People Officer
Jeremy Wacksman	42	President, Zillow Brand

EXECUTIVE OFFICERS

The following section presents biographical information for Zillow Group’s executive officers. Unless otherwise noted, executive officer positions were held continuously with Zillow before the Trulia transaction in February 2015 and with Zillow Group after the Trulia transaction. For biographical information for Messrs. Barton and Frink, please refer to the section entitled “Proposal 1: Election of Directors.”

David A. Beitel has served as Chief Technology Officer since February 2005. From 1999 to 2005, Mr. Beitel was at Expedia, Inc., where he held many leadership positions, including Chief Technology Officer from 2003 to 2005 and Vice President of Product Development from 1999 to 2003. From 1992 to 1999, Mr. Beitel held many leadership positions at Microsoft Corporation, including Development Lead in the handheld computing group and as a member of the original Expedia team. Mr. Beitel holds a B.S. and an M.E. in Computer Science, both from Cornell University.

Stanley B. Humphries has served as Zillow Group’s Chief Analytics Officer since August 2015. Since joining the Company in 2005, Dr. Humphries has held many leadership positions, including Vice President of Data and Analytics from December 2006 to April 2009 and Chief Economist from May 2009 to August 2015. Prior to joining Zillow, Dr. Humphries served as Group Manager of Customer Analytics at Expedia, Inc., from 2001 to 2005. Dr. Humphries earned his B.A. from Davidson College, a Master of Science in Foreign Service from Georgetown University, and a Ph.D. in Government from the University of Virginia.

Allen W. Parker has served as Zillow Group’s Chief Financial Officer since November 2018. Prior to joining the Company, Mr. Parker held various leadership roles at Amazon.com, Inc., an e-commerce and cloud computing company, since 2005. Mr. Parker served as Vice President, Finance for Amazon Devices, Appstore and Amazon Pay from October 2011 to November 2018, and, prior to that time, as Vice President, Finance, for Worldwide Operations and Customer Service. Before joining Amazon, Mr. Parker held leadership positions at American Standard, a manufacturer of home fixtures, and General Electric Company, a global digital industrial company. Mr. Parker holds a B.S. in Accounting from the University of Oregon and a degree in International Business - Economics from Nyenrode Business University.

Arik Y. Prawer has served as President, Homes Division and Co-Head of Zillow Offers since June 2018. Mr. Prawer previously served as Zillow Group’s Chief Business Development Officer from February 2018 to June 2018. Prior to joining Zillow Group, Mr. Prawer served as Chief Integration Officer for Invitation Homes, a single-family rental owner and operator, from November 2017 to February 2018 and held several positions at Starwood Waypoint Homes (including its predecessors), a single-family residential real estate investment trust, from March 2012 to November 2017, including Chief Financial Officer, Co-President, and other positions regarding acquisitions, developing third-

party affiliate partner relationships and capital markets activities. Before joining Starwood Waypoint Homes and its predecessors, Mr. Prawer spent 12 years at Credit Suisse Securities, LLC (including its predecessors), where he led the West Coast Real Estate investment banking practice focusing on capital formation and mergers and acquisitions for public and private real estate companies. Mr. Prawer received an M.B.A. from The University of Pennsylvania (Wharton) and a B.S.E. in Finance and a B.A. in History from the University of Pennsylvania.

Jennifer A. Rock has served as Zillow Group’s Chief Accounting Officer since October 2018. Ms. Rock previously served as Interim Chief Financial Officer from May 2018 until November 2018 and Interim Chief Accounting Officer from May 2018 until October 2018, Vice President, Financial Reporting, Technical Accounting, and Financial Planning and Analysis from March 2018 to May 2018, Vice President, Financial Reporting and Technical Accounting, from February 2017 to March 2018, and as Vice President, Financial Reporting and Compliance, from February 2015 to February 2017. Ms. Rock was the Senior Director of Financial Reporting from February 2014 to February 2015, Director of Financial Reporting from August 2012 to February 2014, Senior Manager of Financial Reporting from August 2011 to August 2012, and Manager of Financial Reporting from March 2011 to August 2011. Prior to joining Zillow, Ms. Rock was an audit manager at KPMG, a provider of audit, tax, and other advisory services. Ms. Rock holds a B.A. and Master of Accountancy from Gonzaga University.

Errol G. Samuelson has served as Zillow Group’s Chief Industry Development Officer since March 2014. Prior to joining Zillow, Mr. Samuelson held various positions with Move, Inc., an online real estate company, and its owned and operated companies, including Chief Strategy Officer of Move, Inc. from April 2013 to March 2014, President of realtor.com®, the real estate listing website of Move, Inc., from February 2007 to March 2014, Chief Revenue Officer of Move, Inc. from May 2009 until April 2013, and President of Top Producer, a software-as-a-service company of Move, Inc., from October 2003 to February 2007. Mr. Samuelson holds a B.A. Sc. in Electronics Engineering from Simon Fraser University.

Greg M. Schwartz has served as Zillow Group’s President, Media and Marketplaces since June 2018. Prior to that time, Mr. Schwartz served as Chief Business Officer from August 2015 to June 2018, Chief Revenue Officer from September 2010 to August 2015 and as Vice President of Sales from March 2007 to September 2010. Prior to joining Zillow, Mr. Schwartz was Vice President of Advertising Sales at CNNMoney.com, a financial media company, from July 2005 to March 2007. From August 2001 to July 2005, Mr. Schwartz served as National Accounts Director for the Automotive and Finance Properties of Yahoo!, Inc., an online search company. Mr. Schwartz held various positions at DoubleClick, Inc., an online advertising company, from 1998 to 2000, including Director of Business Development. Mr. Schwartz serves on the board of directors of CarGurus, Inc., a publicly traded online automotive marketplace. Mr. Schwartz holds a B.A. in Government from Hamilton College.

Dan Spaulding has served as Zillow Group’s Chief People Officer since April 2016. Prior to joining the Company, Mr. Spaulding held a number of leadership positions at Starbucks, Inc., a premier roaster, marketer and retailer of specialty coffee, including Vice President, US Stores and Retail Operations HR from January 2015 to April 2016 and Vice President, Global Corporate Functions HR, Starbucks from March 2014 to January 2015. Prior to Starbucks, Mr. Spaulding was Vice President, Global Commercial Operations HR from January 2014 to March 2014 and Senior Director, Americas Field HR, for Life Technologies, a biotech company. Mr. Spaulding began his career and held multiple roles in the U.S. and China with Dell Technologies Inc., an information technology company. Mr. Spaulding serves on the board of trustees for Knox College. Mr. Spaulding earned his B.A. in political science and history from Knox College and a Master of H.R. Labor and Industrial Relations from the University of Illinois.

Jeremy Wacksman has served as President, Zillow Brand and Co-Head of Zillow Offers since June 2018. Since joining the Company in 2009, Mr. Wacksman has held a number of leadership positions including Chief Marketing Officer from July 2016 to June 2018, Chief Marketing Officer of Zillow from August 2015 to July 2016 and Vice President of Marketing and Product Management from 2009 to August 2015. Prior to joining Zillow, Mr. Wacksman supported marketing and product management for Xbox Live at Microsoft Corporation. Mr. Wacksman serves on the board of directors of Rover.com, a privately held marketplace for pet services. Mr. Wacksman earned his B.S. in engineering from Purdue University and an M.B.A. from Northwestern University (Kellogg).

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS, DIRECTORS, AND MANAGEMENT

The following tables present information about the ownership of our securities as of March 22, 2019 for:

•	each person or entity who we know beneficially owns more than five percent of any class of our voting securities;

•	each of our named executive officers as set forth in the summary compensation table below;

•	each of our directors; and

•	all of our directors and executive officers as a group.

Unless otherwise noted, the address of each beneficial owner listed in the tables below is Zillow Group, Inc., 1301 Second Avenue, Floor 31, Seattle, Washington 98101.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated in the footnotes below, we believe, based on the information ascertainable to us from public filings or furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares that they own, subject to applicable community property laws.

The security ownership information is provided as of March 22, 2019, and, in the case of percentage ownership information, is based on (i) 58,315,359 shares of Class A common stock outstanding, (ii) 6,217,447 shares of Class B common stock outstanding and (iii) 140,593,152 shares of Class C capital stock outstanding, in each case, as of March 22, 2019. Class A common stock and Class B common stock are voting securities. Class C capital stock is non-voting, unless otherwise required by applicable law or our Amended and Restated Articles of Incorporation.

Class A common stock trades on The Nasdaq Global Select Market under the symbol “ZG,” and Class C capital stock trades on The Nasdaq Global Select Market under the symbol “Z.” Class B common stock is not listed.

Security Ownership of Certain Beneficial Owners

Due to its non-voting status, Class C capital stock is not included in the table below. Information with respect to officers and directors who hold more than five percent of any class of our voting securities is set forth below in “Security Ownership of Management.”

	Class A Common Stock		Class B Common Stock		% Total Voting Power
Name of Beneficial Owner	Shares	%	Shares	%
Caledonia (Private) Investments Pty Limited(1)	15,522,353	26.6	—	—	12.9
The Vanguard Group(2)	5,914,352	10.1	—	—	4.9
T. Rowe Price Associates, Inc.(3)	3,943,111	6.8	—	—	3.3
Morgan Stanley Investment Management Inc.(4)	3,102,158	5.3	—	—	2.6

(1)

Based upon a Schedule 13G/A filed with the SEC on February 14, 2019 by Caledonia (Private) Investments Pty Limited. The address of Caledonia (Private) Investments Pty Limited is Level 10, 131 Macquarie Street, Sydney, NSW, 2000, Australia.

(2)

Based upon Schedule 13G/A filed with the SEC on March 11, 2019 by The Vanguard Group. The Vanguard Group reports that it has sole voting power over 24,218 shares of Class A common stock, sole dispositive power over 5,890,134 shares of Class A common stock and shared dispositive power over 24,218 shares of Class A common stock. The address of The Vanguard Group is 100 Vanguard Boulevard, Malvern, PA 19355.

(3)

Based upon a Schedule 13G/A filed with the SEC on February 14, 2019 by T. Rowe Price Associates, Inc. T. Rowe Price Associates, Inc. reports that it has sole voting power over 1,020,683 shares of Class A common stock and sole dispositive power over 3,943,111 shares of Class A common stock. The address of T. Rowe Price Associates, Inc. is 100 East Pratt Street, Baltimore, MD 21202.

(4)

Based upon Schedule 13G filed with the SEC on February 13, 2019 by Morgan Stanley and its wholly-owned subsidiary, Morgan Stanley Investment Management Inc. The Schedule 13G reports that Morgan Stanley and Morgan Stanley Investment Management Inc. each have shared voting power over 1,690,176 shares of Class A common stock and shared dispositive power over 3,102,158 shares of Class A common stock. The address of Morgan Stanley Investment Management Inc. is 1585 Broadway, New York, NY 10036.

Security Ownership of Management

To compute the number of shares of Class A common stock and Class C capital stock beneficially owned by each officer and director and the percentage ownership of Class A common stock and Class C capital stock of that person, we deemed as outstanding shares of the same class of securities subject to options and other equity awards held by that person that are currently exercisable or become exercisable or vested within 60 days of March 22, 2019. We did not treat these shares as outstanding, however, for the purpose of computing the percentage ownership of Class A common stock or Class C capital stock of any other person. To compute the number of shares of Class A common stock held by each of Richard Barton and Lloyd Frink, we also included the number of shares of Class B common stock held by each of them as of March 22, 2019.

	Class A Common Stock		Class B Common Stock		Class C Capital Stock		% Total Voting Power (1)
Officers and Directors	Shares	%	Shares	%	Shares	%
Spencer M. Rascoff	400,879(2)	*	—		2,582,150(2)	1.8	*
Richard N. Barton	4,257,356(2)(3)	6.8	3,763,725	60.5	8,743,677(2)(4)	6.2	31.4
Lloyd D. Frink	3,225,529(2)(5)	5.3	2,453,722	39.5	5,123,455(2)(6)	3.6	20.4
Allen W. Parker	—	*	—	—	17,555(2)	*	*
Arik Y. Prawer	—	*	—	—	34,894(2)(a)	*	*
Greg M. Schwartz	98,091(2)	*	—	—	634,841(2)(b)	*	*
Kathleen Philips	116,481(2)	*	—	—	631,602(2)	*	*
Jennifer A. Rock	—	*	—	—	9,552(2)	*	*
Erik Blachford	227,652(2)(7)	*	—	—	504,799(2)(7)	*	*
Jay C. Hoag	516,531(2)(8)	*	—	—	3,798,286(2)(8)	2.7	*
Gregory B. Maffei	320,038(2)	*	—	—	688,979(2)	*	*
Gordon Stephenson	49,388(2)(9)	*	—	—	148,271(2)(9)	*	*
April Underwood	—	*	—	—	30,411(2)	*	*
Amy C. Bohutinsky	61,250(2)	*	—	—	320,882(2)	*	*
All executive officers and directors as a group (19 persons)	9,536,162(2)	14.5	6,217,447	100.0	25,009,380(2)	16.9	53.1

*	Represents beneficial ownership or total voting power of less than 1%.
(1)

Percentage of total voting power represents voting power with respect to all outstanding shares of Class A common stock and Class B common stock, as a single group. Each holder of Class A common stock is entitled to one vote per share of Class A common stock and each holder of Class B common stock is entitled to 10 votes per share of Class B common stock. Holders of Class A common stock and Class B common stock will vote together as a single group on all matters (including the election of directors) submitted to a vote of shareholders, unless otherwise required by law or our Amended and Restated Articles of Incorporation. Class B common stock is convertible at any time by the holder into shares of Class A common stock on a share-for-share basis. Class C capital stock is non-voting and therefore is not included in this column.

(2)

Includes the following shares of Class A common stock and Class C capital stock subject to outstanding options that were exercisable as of March 22, 2019 or that become exercisable within 60 days thereafter or, as indicated below for Mr. Prawer, Mr. Schwartz and Ms. Rock, also includes shares issuable under restricted stock units that become vested within 60 days of March 22, 2019.

Officers and Directors	Class A Common Stock	Class C Capital Stock
Spencer M. Rascoff	400,879	2,570,150
Richard N. Barton	113,091	633,683
Lloyd D. Frink	113,091	633,683
Allen W. Parker	—	17,555
Arik Y Prawer	—	34,894(a)
Greg M. Schwartz	98,091	630,672(b)
Kathleen Philips	114,591	627,822
Jennifer A. Rock	—	9,552(c)
Erik Blachford	13,885	77,265
Jay C. Hoag	3,145	55,785
Gregory B. Maffei	13,885	77,265
Gordon Stephenson	13,885	77,265
April Underwood	—	30,411
Amy C. Bohutinsky	61,250	320,882
All executive officers and directors as a group (19 persons)	1,179,508(d)	7,477,577(e)

(a)

Includes 24,626 shares of Class C capital stock subject to options exercisable on or within 60 days of March 22, 2019 and 10,268 shares of Class C capital stock issuable under restricted stock units that become vested within 60 days of March 22, 2019.

(b)

Includes 629,818 shares of Class C capital stock subject to options exercisable on or within 60 days of March 22, 2019 and 854 shares of Class C capital stock issuable under restricted stock units that become vested within 60 days of March 22, 2019.

(c)

Includes 6,958 shares of Class C capital stock subject to options exercisable on or within 60 days of March 22, 2019 and 2,594 shares of Class C capital stock issuable under restricted stock units that become vested within 60 days of March 22, 2019.

(d)	Includes 1,179,508 shares of Class A common stock subject to options exercisable on or within 60 days of March 22, 2019.

(e)

Includes 7,441,875 shares of Class C capital stock subject to options exercisable on or within 60 days of March 22, 2019 and 35,702 shares of Class C capital stock issuable under restricted stock units and restricted units that become vested within 60 days of March 22, 2019.

(3)

Includes 3,763,725 shares of Class B common stock, of which 339,880 are held by Barton Ventures II LLC (the “Barton LLC”), and 380,540 shares of Class A common stock, of which 220,004 are held by the Barton Descendants’ Trust dated December 30, 2004 (the “Barton Trust”) and 20,000 are held by The Barton Foundation. Mr. Barton has sole dispositive and voting power over the shares of Class B common stock held by the Barton LLC and shared dispositive and voting power over the shares of Class A common stock held by The Barton Foundation. Mr. Barton has investment power over the shares of Class A common stock held by the Barton Trust, but cannot receive proceeds from the sale of the shares. Mr. Barton does not have voting power over the shares of Class A common stock held by the Barton Trust and therefore those shares have been excluded from the calculation of percentage of total voting power.

(4)

Includes 8,109,994 shares of Class C capital stock, of which 544,046 are held by the Barton LLC, 440,008 are held by the Barton Trust and 197,000 are held by the Barton Foundation. Mr. Barton has shared dispositive and voting power over the shares of Class C capital stock held by the Barton Foundation. Mr. Barton has investment power over the shares of Class C capital stock held by the Barton Trust, but cannot receive proceeds from the sale of the shares.

(5)

Includes 2,453,722 shares of Class B common stock and 658,134 shares of Class A common stock held by the Frink Descendants’ Trust dated December 30, 2004 (the “Frink Trust”). Mr. Frink has investment power over the shares of Class A common stock held by the Frink Trust but cannot receive proceeds from the sale of the shares. Mr. Frink does not have voting power over the shares of Class A common stock held by the Frink Trust and therefore those shares have been excluded from the calculation of percentage of total voting power.

(6)

Includes 1,014,164 shares of Class C capital stock held by the Frink Trust. Mr. Frink has investment power over the shares of Class C capital stock held by the Frink Trust but cannot receive proceeds from the sale of the shares.

(7)	Includes 201,624 shares of Class A common stock and 403,248 shares of Class C capital stock held by the Blachford — Mohit Family Trust.
(8)

Includes 384,337 shares of Class A common stock held directly by Mariner Investor II, L.P., 2,735,000 shares of Class C capital stock held directly by Mariner Investor II, L.P., 70,768 shares of Class A common stock held directly by TCV Mariner Investor IX, L.P., 19,968 shares of Class A common stock held directly by TCV Mariner Investor IX (A), L.P., 3,780 shares of Class A common stock held directly by TCV Mariner Investor IX (B), L.P., 5,484 shares of Class A common stock held directly by TCV Mariner Investor IX (MF), L.P., 671,877 shares of Class C capital stock held directly by TCV Mariner Investor IX, L.P., 189,580 shares of Class C capital stock held directly by TCV Mariner Investor IX (A), L.P., 35,883 shares of Class C capital stock held directly by TCV Mariner Investor IX (B), L.P., 52,063 shares of Class C capital stock held directly by TCV Mariner Investor IX (MF), L.P., 29,049 shares of Class A common stock held directly by the Hoag Family Trust U/A 8/2/94, and 58,098 shares of Class C capital stock held by the Hoag Family Trust U/A 8/2/94.

Mr. Hoag and seven other individuals are Class A Directors of Technology Crossover Management VIII, Ltd. (“Management VIII”) and limited partners of Technology Crossover Management VIII, L.P. (“TCM VIII”). Management VIII is the sole general partner of TCM VIII, which in turn is the sole general partner of TCV VIII, L.P., which in turn is the sole member of Mariner Investor GP II, LLC, which in turn is the sole general partner of Mariner Investor II, L.P. The Class A Directors of Management VIII and TCM VIII may be deemed to beneficially own the shares held by Mariner Investor II, L.P. but disclaim beneficial ownership of such shares except to the extent of their pecuniary interest therein. The shares held by Mariner Investor II, L.P. are also pledged as collateral for a third-party debt facility.

Mr. Hoag and four other individuals are Class A Directors of Technology Crossover Management IX, Ltd. (“Management IX”) and limited partners of Technology Crossover Management IX, L.P. (“TCM IX”). Management IX is the sole general partner of TCM IX, which in turn is the sole general partner of TCV IX, L.P., which in turn is the sole member of Mariner Investor IX, LLC, which in turn is the sole general partner of TCV Mariner Investor IX (MF), L.P., TCV Mariner Investor IX, L.P., TCV Mariner Investor IX (A), L.P., and TCV Mariner Investor IX (B), L.P. (collectively, the “Mariner IX Funds”). The Class A Directors of Management IX and TCM IX may be deemed to beneficially own the shares held by the Mariner IX Funds but disclaim beneficial ownership of such shares except to the extent of their pecuniary interest therein.

Mr. Hoag has the sole power to dispose and direct the disposition of the options and any shares issuable upon exercise of the options, and the sole power to direct the vote of the shares of common stock to be received upon exercise of the options. However, with respect to 58,930 of the options, Mr. Hoag has transferred to TCV VIII Management, L.L.C. (“TCV VIII Management”) 100% of the pecuniary interest in such options and any shares to be issued upon exercise of such options. Mr. Hoag is a member of TCV VIII management but disclaims beneficial ownership of such options and any shares to be received upon exercise of such options except to the extent of his pecuniary interest therein.

Mr. Hoag is a trustee of the Hoag Family Trust and may be deemed to have the sole power to dispose or direct the disposition of the shares held by the Hoag Family Trust. Mr. Hoag disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(9)	Includes 25,502 shares of Class A common stock and 51,004 shares of Class C capital stock held by the Stephenson Family LLC.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, officers and beneficial holders of more than 10% of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities.

To our knowledge, all of Zillow Group’s applicable directors, officers and beneficial holders of more than 10% of Zillow Group’s common stock complied with all of the Section 16(a) reporting requirements applicable to them with respect to transactions during fiscal year 2018, except that Lloyd D. Frink filed late a Form 4 to report a sale transaction that occurred in February 2018.

NAMED EXECUTIVE OFFICER COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis provides information about the compensation for the following current and former named executive officers in 2018, including an analysis of the overall objectives of our compensation program and each element of compensation provided.

For 2018, our named executive officers were:

•	Spencer M. Rascoff, Former Chief Executive Officer (through February 2019)

•	Allen W. Parker, Chief Financial Officer (since November 2018)

•	Lloyd D. Frink, Executive Chairman and President

•	Arik Y. Prawer, President, Homes Division

•	Greg M. Schwartz, President, Media and Marketplaces

•	Kathleen Philips, Former Chief Financial Officer (through May 2018)

•

Jennifer A. Rock, Chief Accounting Officer (since October 2018), Former Interim Chief Financial Officer (May 2018 – November 2018), and Former Interim Chief Accounting Officer (May 2018 – October 2018)

2019 and 2018 Executive Officer Transitions

•

Effective February 21, 2019, the Company’s board of directors (1) appointed Richard N. Barton as Chief Executive Officer, succeeding Spencer M. Rascoff, and (2) appointed Lloyd D. Frink as Executive Chairman, succeeding Richard N. Barton.

•

On November 3, 2018, the Company’s board of directors appointed Allen W. Parker as Chief Financial Officer, effective November 16, 2018, succeeding Jennifer A. Rock who had been serving as the Interim Chief Financial Officer.

•	On May 31, 2018, the Company’s board of directors appointed Arik Y. Prawer as President, Homes Division.

•

On May 3, 2018, the Company’s board of directors (1) accepted the resignation of Kathleen Philips as Chief Financial Officer, Chief Accounting Officer, Treasurer and Corporate Secretary with an effective date of May 31, 2018, and (2) appointed Jennifer A. Rock to serve as the Company’s Interim Chief Financial Officer and Interim Chief Accounting Officer, effective as of May 31, 2018.

Compensation Philosophy and Objectives

We believe our success largely depends on our ability to attract, retain and motivate talented employees to operate our Company in a dynamic and changing market. We compete with many other companies to attract and retain a skilled executive management team. To meet this challenge, the objectives of our compensation program are to:

•	attract qualified and experienced executive officers who will enable us to achieve our business objectives;

•	retain and motivate our executive officers to achieve superior performance;

•	reward performance; and

•	align the interests of our executive officers with those of our shareholders by motivating our executive officers to increase shareholder value.

Company Performance Highlights

Significant performance milestones for 2018 include the following:

•	in February 2018, we began implementing a new mortgage lead distribution model, called Connect, to improve consumer contact quality;

•	in March 2018, we launched “My Agent” feature, which creates an exclusive relationship between a Premier Agent and a home shopper on Zillow Group’s mobile apps and websites;

•

in April 2018, we announced the launch of the Homes business, Zillow Offers, a service we believe offers transparency, convenience and more choice for home sellers, and gives them certainty over their property sale price and timing of their move. As of December 31, 2018, the Zillow Offers service was available in Phoenix, Las Vegas, Atlanta, Denver, and Charlotte;

•

in July 2018, we introduced new tools for renters and landlords. Renters can apply for multiple rental units with one application, including background and credit reports and pay their rent through new features on Zillow;

•

in July 2018, we raised net proceeds of approximately $724.3 million through the issuance of convertible senior notes and Class C capital stock, after deducting underwriting discounts and commissions and offering expenses payable by the Company;

•

in October 2018, we introduced Premier Agent and Premier Broker Flex Pricing products in a limited number of markets. With the Flex Pricing products, Premier Agents and Premier Brokers are provided validated consumer leads at no upfront cost and pay a performance advertising fee only when a real estate transaction is closed with one of their leads;

•

in October 2018, we acquired Zillow Home Loans, LLC (formerly known as Mortgage Lenders of America, L.L.C.), a licensed mortgage lender headquartered in Overland Park, Kansas. We expect this acquisition to allow Zillow to provide buyers of Zillow-owned homes with a faster, more streamlined mortgage origination experience; and

•

in October 2018, we announced “Best of Zillow,” a data-driven system based on customer feedback that will highlight and reward agents who provide exceptional customer service, while continuing to give the home buyers and sellers visiting Zillow Group sites an experience they can trust.

How We Set Executive Compensation

The compensation committee of our board is generally responsible for setting our overall executive compensation strategy and for making decisions relating to executive compensation. This includes establishing and annually reviewing the compensation of our executive officers and overseeing our equity plan to ensure that our total compensation program is reasonable and competitive. Our executive compensation program is primarily comprised of base salaries, equity compensation and health and welfare benefits generally consistent with those provided to our other salaried employees. As a result of certain executive officer changes in 2018 and 2019, we also entered into certain arrangements with our named executive officers that are described below under “Employment and Separation Agreements.”

In setting 2018 executive compensation, our compensation committee generally relied on its collective experience and knowledge, its past practices, our overall performance, input from our former Chief Executive Officer, Mr. Rascoff, and other considerations it deemed relevant. For 2018, Mr. Rascoff recommended to the compensation committee base salary adjustments and the sizes of equity awards for our executive officers (other than for himself) and advised the compensation committee regarding our compensation program’s ability to attract, retain and motivate executive talent. Mr. Rascoff’s recommendations reflected compensation levels that he believed were commensurate with an executive officer’s individual qualifications, experience, level of responsibility, knowledge, skills and individual performance, as well as our resources and performance.

Additionally, for 2018 executive compensation, the compensation committee engaged Compensia to recommend a peer group for the purpose of conducting a market analysis of the total compensation of certain executive officers, except Mr. Frink whose position was not covered in the analysis provided, and to provide recommendations for the compensation committee’s consideration with respect to the salary and equity compensation of those executive officers. Compensia provided total direct compensation analysis reports for those executive officers derived from publicly available information and survey data taken from a number of selected peer companies. The peer companies selected were identified among companies operating in the real estate and/or mobile and Internet industries. The data provided included, among other items, 75th, 50th and 25th percentile base salary, long-term incentive levels and target total direct compensation levels for executive officers of the peer group. In using the data in 2018, consistent with its use in 2017, the compensation committee did not target the foregoing elements of compensation to any specific percentiles identified in the peer company data but rather used the data as a preliminary comparison point for context and as one factor among many in determining 2018 base salary adjustments and equity awards. In addition to the Compensia 2017 report, the compensation committee considered market survey information available through Equilar Inc. and Radford and data from the proxy statements of peer companies as reference points for 2018 executive compensation decisions. The Company also consulted with Compensia on a limited basis for general guidance in connection with certain executive leadership changes in 2018.

The peer group for which Compensia provided data in 2017 that was reviewed by the compensation committee in connection with determining our executive officers’ 2018 base salary increases and equity award sizes consisted of the following companies:

CoStar Group, Inc.	Tableau Software, Inc.

Expedia, Inc.	Take-Two Interactive Software, Inc.

FireEye, Inc.	The Ultimate Software Group, Inc.

Fortinet, Inc.	TripAdvisor, Inc.

GrubHub, Inc.	Tyler Technologies, Inc.

IAC/InterActiveCorp	Verisign, Inc.

j2 Global, Inc.	Workday, Inc.

ServiceNow, Inc.	Yelp Inc.

Splunk Inc.	Zynga Inc.

SS&C Technologies Holdings, Inc.

To help ensure continued appropriateness of the peer group, several companies were removed and others were added to the 2017 peer group. Companies were primarily removed from our peer group as a result of pending or closed acquisitions or because of significant differences in revenue and market capitalization. New peer companies were added that more closely aligned with our industry and financial performance and position.

Consideration of the Say-on-Pay Vote

We last held a non-binding, advisory vote to approve the compensation of our named executive officers, commonly referred to as the “say-on-pay” vote, at our 2018 Annual Meeting of Shareholders, as required by Section 14A of the Securities Exchange Act of 1934. Our advisory resolution to approve the compensation of our named executive officers received substantial majority support from shareholders with approximately 93% “For” votes of votes cast. We take this result as support that our executive compensation program and practices are reasonable and well-aligned with shareholder expectations. Nevertheless, we review our overall approach to executive compensation periodically and we expect that the specific direction, emphasis and components of our executive compensation program will continue to evolve, as will our process for establishing executive compensation. In the future, for example, we may begin to more formally assess our overall executive compensation program against that of comparable companies, including through the broader use of market compensation data. We intend to hold an advisory vote on the compensation of our named executive officers every third year, with the next vote occurring at our 2021 Annual Meeting of Shareholders. We are and will remain committed to being responsive to shareholder feedback, and the results of our say-on-pay votes, along with other factors deemed relevant, such as available market data, will help inform the compensation committee’s discussions about the executive compensation program.

Elements of Executive Compensation

For 2018, our executive compensation program included base salaries, equity compensation in the form of stock options, restricted stock units, restricted units, and certain cash bonuses. Historically, including for 2018, compensation decisions for our executive officers have been highly individualized and based on a variety of factors. In particular, we have emphasized the use of equity to incentivize our executive officers to focus on our growth and create long-term shareholder value. To date, the compensation committee has not adopted any formal or informal policies for allocating compensation between long-term and short-term compensation or between cash and equity compensation.

Base Salaries. Base salaries provide our executive officers with a fixed amount of consistent compensation and, in conjunction with equity awards, are a significant motivating factor in attracting and retaining our executive officers. We have designed base salaries to be competitive while also seeking to manage our cash resources.

When an executive officer is first hired, base salary is generally initially established through individual negotiations between us and the executive officer, taking into account subjective judgments as to the executive officer’s qualifications, experience, job duties and responsibilities, prior salary and internal pay equity comparisons.

The compensation committee annually reviews the base salaries of our executive officers. Adjustments to salaries generally become effective following completion of our annual performance review process in the first quarter of the calendar year. This process generally includes a comprehensive self-performance review by employees as well as manager and peer review. Adjustments to base salaries also may occur at other times in the year as a result of changes in positions or performance.

In January 2018, the compensation committee approved adjusted annual base salaries for each of our named executive officers serving as executive officers at such time, with adjustments effective as of February 9, 2018. The salary adjustments were primarily based on a subjective evaluation of each executive officer’s performance, both historical and anticipated, review of comparative market data, internal pay equity among our executive officers, and the other factors described above. In approving 2018 salary adjustments, the compensation committee also considered the additional demands placed on each of the named executive officers as a result of the Company’s continued growth during 2017 and 2018, including growth in the number of employees and portions of the business each officer was responsible for overseeing. Overall, salary increases reflected levels the compensation committee believed were commensurate with the responsibilities and performance of each named executive officer.

With respect to Mr. Rascoff’s salary adjustment, the compensation committee considered his long-standing service to us in his leadership role, his responsibilities over the prior year and the desire to incentivize and retain Mr. Rascoff.

The following table provides information about 2018 base salary adjustments for those serving as executive officers in January 2018.

Name	February 2018 Base Salary ($)(1)	Total 2018 Base Salary Increase ($)(1)	% Increase over 2017 Base Salary(1)
Spencer M. Rascoff	810,000	83,211	11.4%
Lloyd D. Frink	540,000	53,280	10.9%
Greg M. Schwartz	540,000	54,835	11.3%
Kathleen Philips	540,000	53,280	10.9%

(1)

The 2018 base salary increases and percentage amounts were based on the following 2017 base salaries: Mr. Rascoff, $726,789 (which includes an adjustment made after January 2017, reflected in Mr. Rascoff’s salary reported for 2017 in the Summary Compensation Table); Mr. Frink, $486,720; Mr. Schwartz, $485,165; and Ms. Philips, $486,720.

The compensation committee approved 2018 base salaries for the other named executive officers as described below.

Allen W. Parker. Effective November 16, 2018, the compensation committee approved a base salary for Mr. Parker of $540,000 in connection with his appointment as Chief Financial Officer of the Company.

Arik Y. Prawer. The compensation committee approved a base salary for Mr. Prawer of $486,000 in connection with the commencement of his employment on February 12, 2018 as the Company’s Chief Business Development Officer. There was no further salary adjustment made in connection with Mr. Prawer’s appointment to the executive officer position of President, Homes Division on May 31, 2018.

Jennifer A Rock. Effective May 31, 2018, the compensation committee approved an increase in Ms. Rock’s annual base salary to $540,000 in connection with her appointment as Interim Chief Financial Officer and Interim Chief Accounting Officer. Ms. Rock’s salary was later adjusted, effective November 16, 2018 in connection with Mr. Parker’s appointment as Chief Financial Officer, to $340,000, which the compensation committee believed was commensurate with her newly appointed role as Chief Accounting Officer.

Incentive Cash Bonuses. We have not established a formal cash incentive program for our executive officers, with a limited exception for Mr. Schwartz described below. Instead we have relied primarily on the long-term incentive value of stock-based compensation.

Since the commencement of Mr. Schwartz’s employment in 2007, we have offered him the opportunity to earn cash bonuses based on achievement of certain revenue targets. We believe that this type of compensation for a principal sales executive responsible for business and revenue development is common in the market in which we compete for talent and is reasonable in order to secure and retain Mr. Schwartz’s employment. For 2018, Mr. Schwartz’s cash bonus opportunities were generally consistent with his 2017 program. We believe Mr. Schwartz’s 2018 performance goals financially incentivized him to drive revenue growth in the Internet, Media, and Technology segment (“IMT”), which includes revenue generated by our premier agent, rentals and mortgages businesses and are aligned with his total current compensation. For 2018, Mr. Schwartz had the following bonus opportunities:

•

Total IMT Revenue Bonus. For 2018, Mr. Schwartz was eligible for a bonus based on total IMT revenue generated. For 2018, Mr. Schwartz was eligible to receive a target bonus of $150,000 payable semi-annually, based on IMT revenue generated during the first half and the second half of 2018 in relation to pre-established revenue objectives. Revenue is calculated under U.S. generally accepted accounting principles. For the first half of 2018, the total IMT revenue target was $613.5 million and for the second half of 2018, the total IMT revenue target was $693.5 million. No amount is paid if the total IMT revenue target is not achieved for a six-month period, provided, however, that if at least 95% of the total IMT revenue target is achieved for a six-month period, the compensation committee may, in its discretion, approve a bonus payment of less than the full amount of the target bonus for such period. For the first half of 2018, total IMT revenue was approximately $625 million and Mr. Schwartz earned a total IMT revenue target bonus of $150,000 that was paid in August 2018. For the second half of 2018, total IMT revenue was approximately $656 million, and no total revenue target bonus was paid for that period.

•

Additional Total IMT Revenue Bonus. For 2018, Mr. Schwartz was also eligible to receive an additional incremental total IMT revenue bonus paid on a straight-line basis for IMT revenue that exceeded the target total IMT revenue goal. The additional total IMT revenue bonus was based on pre-established payout calculations of $2,747 per $1 million above the total IMT revenue target for the first half of 2018 and $1,754 per $1 million above the total IMT revenue target for the second half of 2018. The additional total IMT revenue generated is also calculated under U.S. generally accepted accounting principles. For the first half of 2018, IMT revenue was approximately $625 million and Mr. Schwartz earned an additional incremental total IMT revenue bonus of $31,936 that was paid in August 2018. For the second half of 2018, IMT revenue was approximately $656 million, and no additional incremental revenue bonus was paid for that period.

•

Premier Agent Revenue Bonus. Similar to prior years, Mr. Schwartz was offered a bonus opportunity based on Premier Agent revenue. Premier Agent revenue includes revenue generated by the sale of advertising under our Premier Agent and Premier Broker programs. For 2018, Mr. Schwartz was eligible to receive a $150,000 bonus payable semi-annually based on Premier Agent revenue generated during the first half and the second half of 2018 in relation to pre-established Premier Agent objectives. Premier Agent revenue is calculated under U.S. generally accepted accounting principles. For the first half of 2018, the Premier Agent revenue target was $425.100 million and for the second half of 2018, the revenue target was $475 million. No amount is paid with respect to a six-month period if the revenue target is not achieved, provided, however, that if at least 95% of the targeted revenue is achieved for a six-month period, the compensation committee may, in its discretion, approve a bonus payment of less than the full amount of the target bonus for such period. For the first half of 2018, Premier Agent revenue was approximately $444.6 million and Mr. Schwartz earned a bonus of $150,000 that was paid in August 2018. For the second half of 2018, Premier Agent revenue was approximately $453.7 million, and Mr. Schwartz earned a bonus of $143,278 that was paid in February 2019.

•

Additional Premier Agent Revenue Bonus. For 2018, Mr. Schwartz was also eligible to receive an additional incremental Premier Agent revenue bonus paid on a straight-line basis for revenue that exceeded the target Premier Agent revenue goal. The additional Premier Agent revenue bonus was based on pre-established payout calculations of $9,259 per $1 million above the Premier Agent revenue target for the first half of 2018 and $5,155 per $1 million above the Premier Agent revenue target for the second half of 2018. The additional Premier Agent revenue generated is also calculated under U.S. generally accepted accounting principles. For the first half of 2018, Premier Agent revenue was approximately $444.6 million and Mr. Schwartz earned an additional incremental Premier Agent revenue bonus of $180,716 that was paid in August 2018. For the second half of 2018, Premier Agent revenue was approximately $453.7 million, and no additional incremental Premier Agent revenue bonus was paid for that period.

Other Bonuses. From time to time, the compensation committee may award discretionary bonuses to recruit, retain or reward superior performance of an executive officer during the year. Pursuant to his employment agreement, Mr. Parker received the first installment of a signing bonus in the amount of $750,000 in November 2018 and received the second $750,000 installment in January 2019. These amounts are subject to repayment on a prorated basis if Mr. Parker resigns without good reason within twelve months of his first day of employment with the Company. Pursuant to his employment agreement, Mr. Prawer received the first installment of his signing bonus in the amount of $500,000 in February 2018 and received the second installment of $250,000 in February 2019.

During 2018, the compensation committee awarded Ms. Rock a bonus in the amount of $30,000 and associated tax payment of $9,656 in recognition of her superior performance, particularly for her outstanding work with respect to the Company’s public offering of Class C capital stock and convertible senior notes in July 2018.

Equity-Based Compensation. Since our inception, equity-based compensation, particularly in the form of stock options, has been an integral component of our compensation program for all of our employees in order to retain and recognize their efforts on behalf of the Company. In 2015, the Company amended its 2011 Plan to allow for the use of Class C capital stock for equity awards under the 2011 Plan. Our shareholders approved this amended 2011 Plan at the 2015 Annual Meeting of Shareholders and following that shareholder meeting, all new equity awards have been granted for Class C capital stock rather than Class A common stock.

In March 2016, the Company established an equity choice program pursuant to which all employees, including our named executive officers, may choose whether to receive their equity awards in stock options, restricted stock units or a combination of the two.

Our board of directors and our compensation committee believe that stock options and restricted stock units have played and continue to play a significant role in our ability to attract, motivate and incentivize the executive talent necessary to accomplish our business objectives. We believe that stock options and restricted stock units also provide our employees with a significant long-term interest in our success by rewarding the creation of shareholder value, as the value of stock options and restricted stock units are both positively impacted by appreciation in the price of the Company’s stock following their grant.

We do not apply a formula to determine the size of individual stock option grants and other equity awards granted to our named executive officers. Instead, our compensation committee generally determines the size or value of individual grants using its collective business judgment and experience, taking into account, among other factors, the role and responsibility of the individual executive officer, the competitive market for the executive officer’s position, the size and value of existing equity awards and a subjective evaluation of individual performance and prior contributions to us. Based upon these factors, the compensation committee sets the size of each equity award at a level it considers appropriate to create a meaningful incentive. No specific weight is given to any one of the foregoing factors, although larger awards are typically granted to executive officers with duties and responsibilities that are more likely to have a larger impact on the creation of long-term shareholder value.

As discussed above, the compensation committee considered compensation data from peer companies as a reference point and as one factor among many in connection with the equity grants to our executive officers in 2018. In the future, the compensation committee may continue to consider competitive market data or utilize such data as a tool to determine equity award grant amounts for our executive officers.

Our executive officers generally receive an initial equity award in connection with their commencement of employment. Following each annual performance review, we typically grant additional equity awards to our employees, including our named executive officers, in the first quarter of the year. The compensation committee may grant additional equity awards from time to time to retain executive officers and reward them for promotions or performance and to stay competitive with our peer group.

Stock options granted to our executive officers generally have a ten-year term and vest quarterly over a four-year period, in 16 substantially equal installments in accordance with the Company’s pre-determined quarterly vesting schedule, subject to the executive officer’s continued employment. We grant stock options with an exercise price equal to the closing price of the Class C capital stock on The Nasdaq Global Select Market on the date of grant. Restricted stock units also vest based on continued employment with us, generally quarterly over at least four years, thereby encouraging the retention of our executive officers.

In March 2018, each of the following named executive officers received stock option grants following our annual performance review process for the following number of shares of Class C capital stock, each such grant having a ten-year term and a vesting period of four years: Mr. Rascoff, 555,000 shares; Mr. Frink, Mr. Schwartz and Ms. Philips, 182,100 shares. In March 2018, Ms. Rock received a grant of restricted stock units following our annual performance review process for 8,991 shares of Class C capital stock and in December 2018 received an additional grant of restricted stock units for 14,600 shares of Class C capital stock, each with a ten-year term and vesting period of four years. The December grant to Ms. Rock was made in recognition of her contributions to the Company in her role as Interim Chief Financial Officer and Chief Accounting Officer. The type of equity award granted reflects the named executive officer’s election under our equity choice program. The foregoing grant sizes reflected the compensation committee’s assessment of grant sizes it felt appropriate to recognize the executive officers’ level of responsibilities and contributions during the past year and to retain and incentivize them for the future. Additional information about the grants to the named executive officers is contained below in the “2018 Grants of Plan-Based Awards Table.”

Other Benefits. Our named executive officers receive health and welfare benefits under the same broad-based benefit plans as our other salaried employees. These benefits include medical, dental and vision benefits, short-term and long-term disability insurance, accidental death and dismemberment insurance, basic life insurance, and eligibility to participate in our 401(k) Plan.

We generally do not provide perquisites to our executive officers, except in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executive officers more efficient, effective and available for Company business, for recruitment or retention purposes, or to be consistent with benefits provided to other full-time employees. During 2018, certain of our named executive officers received parking, the aggregate value of which was less than $10,000 for each named executive officer. Additionally, the

Company paid for certain travel expenses incurred by Mr. Rascoff for travel between his California residence and our Seattle, Washington headquarters and other business and office locations, including fees for commercial flights or fees for aircraft operated by private charter and related ground transit and lodging expenses. In 2018, the Company also reimbursed Mr. Rascoff for costs associated with certain personal home security services. We provided this protection because we believed that the personal safety and security of Mr. Rascoff was of utmost importance to the Company and its shareholders and based on the recommendations of a security consultant retained by the Company. In addition, the Company paid for certain travel expenses incurred by Mr. Prawer for travel between his home in California and our Phoenix, Arizona office, including fees for commercial flights and related ground transit and lodging expenses.

Employment and Separation Agreements

We have entered into employment agreements with certain of our named executive officers in order to assist in the retention of their services and to help them maintain their focus and dedication to their responsibilities to maximize shareholder value in the event of a transaction that could result in a change of control of the Company. The employment agreements provide that employment with us is “at will.”

As a condition to receiving any severance payments or benefits under the employment agreements, the executive officer must execute, and not revoke, a general release and waiver of claims against us in a form satisfactory to us. The executive officer also must continue to comply with the terms of his or her Proprietary Rights Agreement or Confidential Information, Inventions, Nonsolicitation and Noncompetition Agreement, as applicable. The employment agreement and employment terminate automatically upon death or total disability of the executive officer.

We do not provide any tax gross-ups to cover personal income taxes that may apply to any severance or change-of-control benefits under any of the employment agreements we have with our executive officers. Under certain of the employment agreements, if any payments or benefits payable under the employment agreements will be subject to an excise tax under Section 4999 of the Code, we will pay to the executive officer either (a) the full amount of such payments or benefits or (b) the full amount reduced by the minimum amount necessary to prevent any portion from being an excess parachute payment within the meaning of Code Section 280G, whichever results, on an after-tax basis, in the greater amount payable to the executive officer.

Additional details specific to individual agreements with our named executive officers are set forth below. Except for those agreements below, we do not currently have employment or severance agreements with any of the other named executive officers.

Mr. Rascoff. We entered into an employment agreement, effective as of July 25, 2011, with Mr. Rascoff. The employment agreement provides the following severance payments and benefits if Mr. Rascoff’s employment is terminated by us without cause (as defined in the employment agreement) or if he resigns for good reason (as defined in the employment agreement), including such a termination in connection with or within 18 months after a change of control (as defined in the employment agreement):

•	severance pay equal to six months of salary, generally payable in the form of salary continuation following the date of termination;

•	COBRA continuation coverage for up to six months following termination (or until such earlier time as the executive officer becomes covered by the medical plan of another employer);

•

12 months’ accelerated vesting of unvested stock options and any other outstanding equity awards that vest based on continued service, except that, in the event of a qualifying termination in connection with or within 18 months after a change of control, 50% of the unvested portions of such outstanding equity awards will accelerate in vesting;

•

an extension of time to exercise outstanding stock options until the earlier of (a) one year following termination and (b) the latest date upon which such stock options would have expired by their original terms under any circumstances; and

•	earned but unpaid salary and accrued vacation pay otherwise payable under our standard policy.

In connection with Mr. Rascoff’s resignation as Chief Executive Officer, effective February 21, 2019, we entered into an Executive Departure Agreement and Release with Mr. Rascoff (the “Departure Agreement”). Upon effectiveness of the Departure Agreement, Mr. Rascoff’s employment agreement with us terminated (except Section 3.4.2 thereof, the provision described above regarding the treatment of excess parachute payments in a change in control). As set forth in the Departure Agreement, Mr. Rascoff remained an employee of ours until March 22, 2019 and continues to serve as a member of our board of directors.

Pursuant to the Departure Agreement, as of March 22, 2019, Mr. Rascoff received or is eligible to receive the following payments and benefits: (i) a lump sum payment of $405,000, equal to six months of his base salary; (ii) COBRA continuation coverage on a monthly basis through September 30, 2019; and (iii) accelerated vesting of outstanding options by an additional 18 months as of March 22, 2019. Options not vested as of such date (taking into account the foregoing vesting acceleration) terminated.

During Mr. Rascoff’s continued service on our board of directors, he is eligible to receive the compensation payable to non-employee directors under our Amended and Restated Stock Option Program for Nonemployee Directors, except that, in lieu of such director compensation for 2019, Mr. Rascoff received, as of March 21, 2019, a stock option to purchase 24,734 shares of our Class C capital stock. The option was fully vested as of the grant date and has a ten-year term. Mr. Rascoff’s vested options will remain exercisable until March 19, 2022 (or, if earlier, the latest day upon which such options would have expired by their original terms under any circumstances (the “Outside Expiration Date”)), except that during Mr. Rascoff’s continued service on our board of directors, the options will remain exercisable, subject to earlier termination on the Outside Expiration Date. If Mr. Rascoff ceases service on our board of directors on or after March 19, 2022, the options will remain exercisable until the earlier of (x) 90 days from the date service on the board ends and (y) the Outside Expiration Date.

The Departure Agreement provides for customary general releases and waivers of claims by Mr. Rascoff against the Company. Mr. Rascoff remains subject to his obligations under his Confidential Information, Inventions, Nonsolicitation and Noncompetition Agreement with the Company.

Ms. Philips. We entered into an employment agreement with Ms. Philips, effective as of July 25, 2011, that contains the same severance benefits provided for under Mr. Rascoff’s employment agreement.

In connection with Ms. Philips’ retirement from her roles as Chief Financial Officer, Chief Accounting Officer, Treasurer and Corporate Secretary, effective as of May 31, 2018, we entered into an Executive Employment and Retirement Agreement and Release with Ms. Philips (the “Retirement Agreement”), effective as of May 11, 2018. Ms. Philips’ employment agreement terminated upon effectiveness of the Retirement Agreement. Pursuant to the Retirement Agreement, Ms. Philips continued to act as our Chief Legal Officer through December 31, 2018. Thereafter, through August 31, 2020, Ms. Philips will continue to be employed as an advisor unless her employment sooner terminates.

Pursuant to the Retirement Agreement, Ms. Philips was eligible to receive her then current base salary and to participate in the Company’s health and welfare benefit plans until December 31, 2018. Thereafter, until her employment with us terminates, Ms. Philips will be paid an annual base salary of $40,000 and will remain eligible to participate in the Company’s health and welfare benefit plans. Ms. Philips’ outstanding stock options will continue to vest until her employment terminates and any unvested portions will terminate on that date, except that if Ms. Philips’ employment terminates by reason of death or total disability, her then outstanding options will become vested as to those portions that would have otherwise be vested as of August 31, 2020. The vested portions of Ms. Philips’ options will remain exercisable for three months following her final separation date (or one year in the event of termination by reason of death or total disability).

The Retirement Agreement provides for customary general releases and waivers of claims by Ms. Philips against the Company. In consideration of Ms. Philips’ covenants in the Retirement Agreement, she was paid $10,000 in 2018 and is eligible to receive a second payment of $10,000 upon her termination of employment with us. Ms. Philips remains subject to her obligations under her Confidential Information, Inventions, Nonsolicitation and Noncompetition Agreement with the Company.

Mr. Parker. We entered into an employment agreement with Mr. Parker as of November 6, 2018 in connection with his commencement of employment with us on November 16, 2018. The employment agreement was subsequently amended and restated as of November 13, 2018, solely to adjust the allocation of the number of shares underlying Mr. Parker’s initial equity awards and the formula related thereto.

Pursuant to his employment agreement, Mr. Parker’s initial base salary is $540,000, subject to periodic review. He also received a signing bonus of $1,500,000 payable in two equal installments, the first within 30 days of commencement of employment and the second within 30 days of January 1, 2019. A pro-rated portion of the signing bonus is subject to repayment if Mr. Parker resigns without good reason within 12 months of commencement of employment. Pursuant to the employment agreement, Mr. Parker also received a nonqualified stock option and restricted stock units for the number of shares set forth in the “2018 Grants of Plan-Based Awards Table.” In connection with the annual review process for performance year 2018, Mr. Parker was eligible to receive in 2019 an equity award with an aggregate value of $2,500,000, with the number of shares thereunder to be determined in accordance with the employment agreement.

In the event of Mr. Parker’s termination of employment by us without cause or by Mr. Parker for good reason, including such a termination in connection with or within 18 months after a change of control, he is eligible to receive the same severance benefits provided for under Mr. Rascoff’s employment agreement.

Mr. Prawer. We entered into an employment agreement with Mr. Prawer as of January 17, 2018 in connection with Mr. Prawer’s commencement of employment with us on February 12, 2018.

Pursuant to the employment agreement, Mr. Prawer’s initial base salary is $486,000, subject to periodic review. He also received a signing bonus of $750,000, payable in two installments. The first installment of $500,000 was paid within 30 days of commencement of employment and the second installment of $250,000 was paid within 30 days of completion of 12 months of employment. Pursuant to the employment agreement, Mr. Prawer also received a nonqualified stock option and restricted stock units for the numbers of shares set forth in the “2018 Grants of Plan-Based Awards Table.” In connection with the annual review process for performance year 2018 and thereafter, Mr. Prawer is eligible to receive an equity award with an aggregate value of $2,000,000, with the number of shares thereunder to be determined in accordance with the employment agreement.

In the event Mr. Prawer’s employment is terminated by us without cause or by Mr. Prawer for good reason on or after Mr. Prawer’s completion of 12 months of employment with us, Mr. Prawer is eligible to receive the same severance benefits provided for under Mr. Rascoff’s employment agreement, except that (i) the initial option and restricted stock units granted in 2018 pursuant to the employment agreement will become fully vested in such event and 12 months’ accelerated vesting will apply for any other then outstanding equity awards; (ii) an extension of the time period to 12 months to exercise options will apply only to the initial option granted to Mr. Prawer in 2018; and (iii) payment of the second installment of Mr. Prawer’s signing bonus will be due if not previously paid to him.

Recovery Policy; Risk Assessment of Compensation Programs

We do not have a formal compensation recovery policy, but the compensation committee reserves the discretion on an individual basis to require that certain compensation payable to our executive officers be subject to recoupment in the event of misconduct. For example, Mr. Schwartz’s bonuses described above are subject to recoupment in the event that revenue on which a bonus is calculated is determined to have been overstated as a result of his misconduct. We are also subject to the clawback provisions for the Chief Executive Officer and Chief Financial Officer under the Sarbanes-Oxley Act of 2002, which provide that those executives must reimburse the Company for any bonus or other incentive-based or equity-based compensation received during the 12-month period following the preparation of an accounting restatement, as a result of misconduct. The board of directors or the compensation committee will adopt a formal clawback policy no later than when the final rules relating to such policies become effective pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act and require such a policy to be in effect. The compensation committee will continue to impose clawback provisions in individual arrangements as it determines appropriate.

The compensation committee does not believe that our incentive compensation programs described above contain incentives for our named executive officers or other employees to take risks in performing their duties that are reasonably likely to have a material adverse effect on the Company, particularly in light of the compensation committee’s historical emphasis on equity vehicles, such as stock options and restricted stock units, which it believes reward sustained long-term performance that is aligned with our shareholders’ interests.

Stock Ownership Guidelines

All of our executive officers hold either shares and/or stock-based equity awards, which we believe help align their interests with those of our shareholders. As a result, at this time, our board of directors has not adopted stock ownership guidelines for the named executive officers, although it may consider doing so in the future. We have established an insider trading compliance policy that prohibits, among other actions, short sales and strongly discourages and requires preapproval of, among other actions, any hedging of stock ownership positions.

Tax Treatment of Compensation

Section 162(m) of the Code generally disallows a tax deduction to a public corporation for annual compensation in excess of $1 million paid to its principal executive officer and certain other executive officers. For taxable years beginning after December 31, 2017, the exception from Section 162(m)’s deduction limit for “performance-based” compensation has been repealed, unless the compensation qualifies for transition relief available for certain written arrangements in effect as of November 2, 2017 and not materially modified thereafter. While stock options granted to our executive officers prior to November 2, 2017 are intended to qualify for the performance-based exemption, due to uncertainties surrounding the application of Section 162(m) of the Code, including under the transition relief, no assurance can be given that such compensation will in fact so qualify.

The compensation committee has not adopted a policy that all compensation must be tax-deductible and qualified under Code Section 162(m). In order to maintain the ongoing flexibility of our compensation programs, including to attract, retain and motivate employees critical for our success, the compensation committee continues to have the discretion and flexibility to approve compensation that exceeds the $1 million limit.

COMPENSATION COMMITTEE REPORT

The compensation committee of our board of directors has reviewed and discussed the Compensation Discussion and Analysis with management, and, based on such review and discussions, the compensation committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Members of the compensation committee:

Jay C. Hoag (Chair)

Erik Blachford

April Underwood

2018 COMPENSATION TABLES

2018 Summary Compensation Table

The following table provides information regarding the compensation our named executive officers earned for 2018 and, where applicable, 2017 and 2016. Positions listed below are those held by the named executive officers at Zillow Group as of December 31, 2018.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(4)	Total ($)
Spencer M. Rascoff	2018	777,791	—	—	11,642,013	—	444,018(5)	12,863,822
Chief Executive Officer	2017	717,286	—	—	6,749,407	—	422,486	7,889,179
	2016	648,673	—	—	2,627,520	—	243,233	3,519,426

Allen W. Parker	2018	57,273	750,000(7)	4,385,947	5,503,421	—	11,150	10,707,791
Chief Financial Officer

Lloyd D. Frink	2018	533,340	—	—	3,819,839	—	18,285	4,371,464
Vice Chairman and President	2017	484,380	—	—	2,320,268	—	18,085	2,822,733
	2016	465,458	—	—	2,627,520	—	10,600	3,103,578

Arik Y. Prawer	2018	423,225	500,000(8)	4,960,291	1,050,826	—	35,125(6)	6,969,467
President, Homes Division

Greg M. Schwartz	2018	533,146	—	—	3,819,839	655,930(9)	11,250	5,020,165
President, Media and Marketplaces	2017	477,026	—	480,461	1,740,201	299,820	11,300	3,008,808
	2016	418,710	—	—	262,752	250,000	10,600	942,062

Kathleen Philips	2018	512,748			3,819,860		21,250(10)	4,353,858
Former Chief Financial Officer, Chief Legal Officer, Secretary and Treasurer	2017	484,380	—	—	2,320,268		10,800	2,815,448
	2016	466,500	40,000	—	262,752		10,600	779,852

Jennifer A. Rock Chief Accounting Officer and Former Interim Chief Financial Officer	2018	396,764	30,000(11)	909,778	—	—	21,856(11)	1,358,398

(1)

For those serving as executive officers in January 2018, amounts reflect 2018 base salary adjustments that became effective February 9, 2018. Ms. Rock received base salary adjustments in each of May and November 2018 as a result of changes in her positions with us.

(2)

Amounts reflect aggregate grant date fair value of restricted stock units, computed in accordance with FASB ASC Topic 718. The valuations of the restricted stock units are based on the closing market price of our Class C capital stock on the grant date.

(3)

Amounts reflect aggregate grant date fair value of the option awards granted, computed in accordance with FASB ASC Topic 718. Assumptions used to calculate these amounts are described in Note 17, “Share-Based Awards,” to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018.

(4)

Amounts include matching contributions of $11,000 made by the Company under the Zillow Group 401(k) plan for each of the named executive officers. Additional amounts include paid parking for Mr. Frink and tenure gift cards and/or employee recognition awards for each of Mr. Rascoff, Mr. Parker, Ms. Philips and Ms. Rock (pursuant to tenure and employee recognition programs available to all full-time employees).
(5)

In addition to the amounts identified in Note 4, amount includes (i) home security monitoring costs of $7,508, and (ii) travel expenses of $425,260 in connection with travel by Mr. Rascoff between his California residence and our Seattle, Washington headquarters and other business locations. Travel expenses include air travel costs of $386,219; car travel costs of $21,756; and lodging costs of $17,285. Amounts are based on actual costs incurred, except that for chartered air travel by Mr. Rascoff, the aggregate incremental cost is based on the cost of the particular flights. This amount includes the applicable hourly rate for the aircraft and certain variable costs, including fuel costs and airport fees and taxes. The amount excludes certain fixed costs under our charter arrangement, such as the monthly management fee, since the charter arrangement is intended primarily for business travel. In the event Mr. Rascoff traveled to or from his residence and a business location other than our headquarters, aggregate incremental cost is based on the flight time and costs incurred in excess of those that would have been incurred had the flight originated or ended in Seattle, Washington, as applicable. Infrequently, family members or other guests may accompany Mr. Rascoff on a flight on a chartered aircraft, which results in no aggregate incremental cost to the Company. Mr. Rascoff recognized imputed income on certain of the foregoing benefits, calculated in accordance with applicable Internal Revenue Service rules. No tax gross-up was paid on this amount.

(6)

In addition to the amounts identified in Note 4, amount includes travel expenses of $24,125 in connection with travel by Mr. Prawer between his home in California and our Phoenix, Arizona office. Travel expenses include air travel costs of $15,149; car travel costs of $2,245; and lodging costs of $6,731. Amounts are based on actual costs incurred. Infrequently, family members or other guests may accompany Mr. Prawer on a flight on a chartered aircraft, which results in no aggregate incremental cost to the Company. Mr. Prawer recognized imputed income on certain of the foregoing benefits, calculated in accordance with applicable Internal Revenue Service rules. No tax gross-up was paid on this amount.

(7)	Amount reflects the first installment of a signing bonus paid in connection with Mr. Parker’s amended and restated employment agreement.
(8)	Amount reflects the first installment of a signing bonus paid in connection with Mr. Prawer’s employment agreement.
(9)

Reflects amounts earned by Mr. Schwartz for performance as described in the section entitled “Named Executive Officer Compensation – Compensation Discussion and Analysis – Elements of Executive Compensation – Incentive Cash Bonuses,” including amounts that were paid in February of 2019 for performance in 2018.

(10)	In addition to the amounts identified in Note 4, amount includes $10,000 payable to Ms. Philips in connection with her Retirement Agreement.
(11)	Amount reflects a bonus of $30,000 included in the bonus column and a tax gross-up of $9,656 included in the all other compensation column, paid for 2018 performance.

2018 Grants of Plan-Based Awards Table

The following table provides information regarding plan-based awards granted to our named executive officers during 2018.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Title of Security	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(1)
		Threshold ($)	Target ($)	Maximum ($)
Spencer M. Rascoff	03/07/2018				Class C Capital	—	555,000(2)	53.95	11,642,013
Allen W. Parker	11/28/2018				Class C Capital	—	374,334(3)	35.15	5,503,421
	11/28/2018				Class C Capital	124,778(4)	—	—	4,385,947
Lloyd D. Frink	03/07/2018				Class C Capital	—	182,100(2)	53.95	3,819,839
Arik Y. Prawer	02/18/2018				Class C Capital	—	57,687(5)	46.85	1,050,826
	02/18/2018				Class C Capital	105,876(6)		—	4,960,291
Greg M. Schwartz	03/07/2018				Class C Capital	—	182,100(2)	53.95	3,819,839
		— (7)	600,000(7)	— (7)
Kathleen Philips	03/07/2018				Class C Capital	—	182,100(2)	53.95	3,819,860
Jennifer A. Rock	03/07/2018				Class C Capital	8,991(8)	—	—	485,064
	12/20/2018				Class C Capital	14,600(9)	—	—	424,714

(1)

Amounts reflect aggregate grant date fair value of the stock option awards and restricted stock units granted during 2018, computed in accordance with FASB ASC Topic 718. Assumptions used to calculate these amounts are described in Note 14, “Share-Based Awards,” to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018. For the restricted stock units granted to Mr. Parker, Mr. Prawer and Ms. Rock, this value is based on the closing market price of our Class C capital stock on the grant date.

(2)

The stock option award vests over four years, with 1/16th of the total number of shares subject to the option vesting on May 16, 2018 and an additional 1/16th vesting approximately each three months thereafter until the option is fully vested. Vesting is subject to continued service. With respect to Mr. Rascoff’s option grant, effective as of March 22, 2019, the unvested portion of this stock option award was accelerated by 18 months in connection with his departure.

(3)

The stock option award vests over four years, with 1/4th of the total number of shares subject to the option vesting on November 16, 2019 and an additional 1/16th vesting approximately each three months thereafter until the option is fully vested. Vesting is subject to continued service.

(4)

Represents restricted stock units that vest over four years, with 1/4th of the total number of shares subject to the restricted stock units vesting on November 16, 2019 and an additional 1/16th vesting approximately each three months thereafter until the restricted stock units are fully vested. Vesting is subject to continued service.

(5)

The stock option award vests over four years, with 1/4th of the total number of shares subject to the option vesting on February 12, 2019 and an additional 1/16th vesting approximately each three months thereafter until the option is fully vested. Vesting is subject to continued service.

(6)

Represents restricted stock units that vest over four years, with 1/4th of the total number of shares subject to the restricted stock units vesting on February 12, 2019 and an additional 1/16th vesting approximately each three months thereafter until the restricted stock units are fully vested. Vesting is subject to continued service.

(7)

Mr. Schwartz was eligible to receive semi-annual bonuses based on achievement of target revenue goals during 2018. No threshold amount applies because each revenue goal generally must achieve at least target for a payout (with certain payouts permitted at 95% of target, in the compensation committee’s discretion). The total amount payable under the bonus opportunities is uncapped. The actual amount paid to Mr. Schwartz for 2018 performance is set forth in the 2018 Summary Compensation Table above. Additional information about Mr. Schwartz’s incentive bonus arrangement is provided in the section entitled “Named Executive Officer Compensation – Compensation Discussion and Analysis – Elements of Executive Compensation – Incentive Cash Bonuses.”

(8)

Represents restricted stock units that vest over four years, with 1/16th of the total number of shares subject to the restricted stock units vesting on May 16, 2018 and an additional 1/16th vesting approximately each three months thereafter until the restricted stock units are fully vested. Vesting is subject to continued service.

(9)

Represents restricted stock units that vest over four years, with 1/16th of the total number of shares subject to the restricted stock units vesting on February 13, 2019 and an additional 1/16th vesting approximately each three months thereafter until the restricted stock units are fully vested. Vesting is subject to continued service.

2018 Outstanding Equity Awards at Fiscal Year-End Table

The following table provides certain information regarding outstanding equity awards held by each of our named executive officers at December 31, 2018.

Name			Option Awards				Stock Awards
	Grant Date	Title of Security	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
			Exercisable (#)	Unexercisable (#)
Spencer M. Rascoff	03/07/2018	Class C Capital	104,062	450,938(1)	53.95	03/07/2028
	03/07/2017	Class C Capital	208,687	268,313(2)	35.16	03/07/2027
	03/28/2016	Class C Capital	206,250	93,750(3)	22.41	03/28/2026
	01/07/2015	Class C Capital	328,124	271,876(4)	35.48	01/07/2025
	01/07/2015	Class A Common	164,062	135,938(4)	30.75	01/07/2025
	01/24/2013	Class C Capital	797,966	145,834(5)	12.68	01/24/2023
	01/24/2013	Class A Common	199,279	72,917(5)	10.99	01/24/2023
Allen W. Parker	11/28/2018	Class C Capital	—	374,334(6)	35.15	11/28/2028
	11/28/2018	Class C Capital	—	—	—	—	124,778(7)	3,940,489(11)
Lloyd D. Frink	03/07/2018	Class C Capital	34,143	147,957(1)	53.95	03/07/2028
	03/07/2017	Class C Capital	71,741	92,239(2)	35.16	03/07/2027
	03/28/2016	Class C Capital	206,250	93,750(3)	22.41	03/28/2026
	01/07/2015	Class C Capital	54,686	45,314(4)	35.48	01/07/2025
	01/07/2015	Class A Common	27,343	22,657(4)	30.75	01/07/2025
	01/07/2015	Class C Capital	85,676	1,824(8)	35.48	01/07/2022
	01/07/2015	Class A Common	42,838	912(8)	30.75	01/07/2022
	01/02/2014	Class C Capital	70,000	—	28.62	01/02/2021
	01/02/2014	Class A Common	35,000	—	24.81	01/02/2021
Arik Y. Prawer	02/18/2018	Class C Capital	—	57,687(9)	46.85	02/18/2028
	02/18/2018	Class C Capital	—	—	—	—	105,876(10)	3,343,564(11)
Greg M. Schwartz	03/07/2018	Class C Capital	34,143	147,957(1)	53.95	03/07/2028
	03/07/2017	Class C Capital	53,805	69,180(2)	35.16	03/07/2027
	03/07/2017	Class C Capital	—	—	—	—	7,687(12)	242,756(11)
	03/28/2016	Class C Capital	20,625	9,375(3)	22.41	03/28/2026
	08/18/2015	Class C Capital	124,998	25,002(13)	26.06	08/18/2022
	08/18/2015	Class C Capital	109,373	40,627(14)	26.06	08/18/2022
	01/07/2015	Class C Capital	85,676	1,824(8)	35.48	01/07/2025
	01/07/2015	Class A Common	42,838	912(8)	30.75	01/07/2025
	01/07/2015	Class C Capital	54,686	45,314(4)	35.48	01/07/2022
	01/07/2015	Class A Common	27,343	22,657(4)	30.75	01/07/2022
	08/18/2014	Class C Capital	40,000	—	48.25	08/18/2021
	08/18/2014	Class A Common	20,000	—	41.82	08/18/2021
	02/02/2012	Class C Capital	3,600	—	10.63	02/02/2019
	02/02/2012	Class A Common	1,800	—	9.21	02/02/2019
Kathleen Philips	03/07/2018	Class C Capital	34,143	147,957(1)	53.95	03/07/2028
	03/07/2017	Class C Capital	71,741	92,239(2)	35.16	03/07/2027
	03/28/2016	Class C Capital	20,625	9,375(3)	22.41	03/28/2026
	08/18/2015	Class C Capital	124,998	25,002(13)	26.06	08/18/2022
	08/18/2015	Class C Capital	109,373	40,627(14)	26.06	08/18/2022
	01/07/2015	Class C Capital	58,750	1,250(8)	35.48	01/07/2025
	01/07/2015	Class A Common	29,375	625(8)	30.75	01/07/2025
	01/07/2015	Class C Capital	54,686	45,314(4)	35.48	01/07/2022
	01/07/2015	Class A Common	27,343	22,657(4)	30.75	01/07/2022
	04/09/2014	Class C Capital	60,000	—	33.07	04/09/2021
	04/09/2014	Class A Common	30,000	—	28.66	04/09/2021
	01/24/2013	Class C Capital	40,000	—	12.68	01/24/2020
	01/24/2013	Class A Common	20,250	—	10.99	01/24/2020
Jennifer A. Rock	12/20/2018	Class C Capital	—	—	—	—	14,600(15)	461,068(11)
	03/07/2018	Class C Capital	—	—	—	—	7,306(16)	230,724(11)
	03/07/2017	Class C Capital	1,875	16,875(2)	35.16	03/07/2027
	03/28/2016	Class C Capital	2,531	12,657(3)	22.41	03/28/2026
	08/18/2015	Class C Capital	1,250	5,001(13)	26.06	08/18/2022
	01/07/2015	Class C Capital	2,188	548(8)	35.48	01/07/2025
	01/07/2015	Class A Common	547	274(8)	30.75	01/07/2025

(1)

The stock option award vests over four years, with 1/16th of the total number of shares subject to the option vesting on May 16, 2018 and an additional 1/16th vesting approximately each three months thereafter until the option is fully vested. Vesting is subject to continued service.

(2)

The stock option award vests over four years, with 1/16th of the total number of shares subject to the option vesting on May 17, 2017 and an additional 1/16th vesting approximately each three months thereafter until the option is fully vested. Vesting is subject to continued service.

(3)

The stock option award vests over four years, with 1/16th of the total number of shares subject to the option vesting on May 18, 2016 and an additional 1/16th vesting approximately each three months thereafter until the option is fully vested. Vesting is subject to continued service.

(4)

The stock option award vests over seven years, with 1/16th of the total number of shares subject to the option vesting on January 1, 2016 and an additional 1/192 vesting each month thereafter over the next 3 years. An additional 1/16th vests on January 1, 2017 and an additional 1/192 becomes vested each month thereafter over the next 3 years. An additional 1/16th vests on January 1, 2018 and an additional 1/192 becomes vested each month thereafter over the next 3 years. An additional 1/16th vests on January 1, 2019 and an additional 1/192 becomes vested each month thereafter over the next 3 years until the option is fully vested. Vesting is subject to continued service.

(5)

The stock option award vests over seven years, with 1/8th of the total number of shares subject to the option vesting on January 24, 2016, and an additional 1/96th vesting each month thereafter over the next three years. An additional 1/8th vests on January 24, 2017, with an additional 1/96th vesting each month thereafter over the next three years until the option is fully vested. Vesting is subject to continued service.

(6)

The stock option award vests over four years, with 1/4th of the total number of shares subject to the option vesting on November 16, 2019, and an additional 1/16th vesting approximately each three months thereafter until the stock option award is fully vested, subject to continued service.

(7)

The restricted stock units vest over four years, with 1/4th of the total number of shares subject to the restricted stock units vesting on November 16, 2019, and an additional 1/16th vesting approximately each three months thereafter until the restricted stock units are fully vested, subject to continued service.

(8)

The stock option award vests over four years, with 25% of the total number of shares subject to the option vesting on January 1, 2016, the first anniversary of the vesting commencement date, and the remainder vesting monthly in equal installments over the following 36 months, subject to continued service.

(9)

The stock option award vest over four years, with 1/4th of the total number of shares subject to the option vesting on February 12, 2019, and an additional 1/16th vesting approximately each three months thereafter until the stock option award is fully vested, subject to continued service.

(10)

The restricted stock units vest over four years, with 1/4th of the total number of shares subject to the restricted stock units vesting on February 12, 2019, and an additional 1/16th vesting approximately each three months thereafter until the restricted stock units are fully vested, subject to continued service.

(11)	Based on the closing price of Class C capital stock or Class A common stock, as applicable, on December 31, 2018, which was $31.58 and $31.43, respectively.
(12)

The restricted stock units vest over four years, with 1/16th of the total number of shares subject to the restricted stock units vesting on May 17, 2017, and an additional 1/16th vesting approximately each three months thereafter until the restricted stock units are fully vested, subject to continued service.

(13)

The stock option award vests over four years, with 25% of the total number of shares subject to the option vesting on August 3, 2016, the first anniversary of the vesting commencement date, and the remainder vesting monthly in equal installments over the following 36 months, subject to continued service.

(14)

The stock option award vests over four years, with 25% of the total number of shares subject to the option vesting on January 1, 2017, the first anniversary of the vesting commencement date, and the remainder vesting monthly in equal installments over the following 36 months, subject to continued service.

(15)

The restricted stock units vest over four years, with 1/16th of the total number of shares subject to the restricted stock units vesting on February 13, 2019, and an additional 1/16th vesting approximately each three months thereafter until the restricted stock units are fully vested, subject to continued service.

(16)

The restricted stock units vest over four years, with 1/16th of the total number of shares subject to the restricted stock units vesting on May 16, 2018, and an additional 1/16th vesting approximately each three months thereafter until the restricted stock units are fully vested, subject to continued service.

2018 Option Exercises and Stock Vested Table

The following table provides information, on an aggregate basis, about stock options exercised and restricted stock units vested by the named executive officers during the fiscal year ended December 31, 2018.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Spencer M. Rascoff
Class C Capital	697,236	29,715,712	—	—
Class A Common	170,000	7,790,283	—	—

Allen W. Parker
Class C Capital	—	—	—	—
Class A Common	—	—	—	—

Lloyd D. Frink
Class C Capital	—	—	—	—
Class A Common	—	—	—	—

Arik Y. Prawer
Class C Capital	—	—	—	—
Class A Common	—	—	—	—

Greg M. Schwartz
Class C Capital	146,966	3,829,491	3,416	149,518
Class A Common	122,737	4,013,908	—	—

Kathleen Philips
Class C Capital	96,066	3,775,296	—	—
Class A Common	48,033	2,025,326	—	—

Jennifer A. Rock
Class C Capital	34,557	621,653	1,685	71,945
Class A Common	3,325	64,115	—	—

(1)	Based on the difference between the fair market value of Class C capital stock or Class A common stock, as applicable, at the time of exercise and the applicable exercise price of the stock option.
(2)	Based on the closing price of Class C capital stock on the applicable vesting dates.

Potential Payments upon Termination or Change of Control

Our 2011 Plan entitles the named executive officers to accelerated vesting of equity awards in the event of certain changes of control, such as those in which awards are not converted, assumed, substituted for or replaced by a surviving or successor company. Certain of our employment agreements with our named executive officers provide for certain severance payments or benefits in the event of a termination of the executive officer’s employment with the Company under specified circumstances. These arrangements are described below.

2011 Plan. Our 2011 Plan provides that in the event of a change of control that qualifies as a company transaction (each as defined below), outstanding stock options and other equity awards that vest based on continued employment or service will only become fully vested and immediately exercisable to the extent they are not converted, assumed, substituted for or replaced by the surviving or successor company (including a parent company thereof). In the event of a change of control that is not a company transaction, all equity awards granted under the 2011 Plan will become fully vested and immediately exercisable. The 2011 Plan generally defines “change of control” as the occurrence of any of the following events:

•

an acquisition by a person or entity of beneficial ownership of more than 50% of the combined voting power of our outstanding voting securities (generally excluding any acquisition directly from Zillow Group, any acquisition by Zillow Group, any acquisition by an employee benefit plan of Zillow Group or a related company, any acquisition by holders of our Class B common stock as of July 19, 2011, provided such holder then beneficially owns no less than 25% of our outstanding voting securities, or an acquisition pursuant to certain related party transactions);

•

a change in the composition of the board of directors during any two-year period such that the individuals who, as of the beginning of such two-year period, constitute the board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the board (excluding directors whose election, or nomination for election, was approved by a majority of the Incumbent Board); or

•

the consummation of a company transaction, which is generally defined as a merger or consolidation, a statutory share exchange or a sale, lease, exchange or other transfer in one transaction or a series of related transactions of all or substantially all of our assets, unless (a) after such transaction the beneficial owners of outstanding voting securities immediately prior to the transaction retain at least 50% of the combined voting power of such securities of the company resulting from the transaction, (b) no entity beneficially owns more than 50% of the combined voting power of the company resulting from such transaction, and (c) the individuals who were members of the Incumbent Board will immediately after the consummation of such transaction constitute at least a majority of the members of the board of directors of the company resulting from such transaction.

Employment and Separation Agreements. We have entered into employment agreements with certain of our named executive officers. The employment agreements provide for severance payments and benefits if the executive officer’s employment is terminated by us without cause or if he or she resigns for good reason, generally including such a termination in connection with or within 18 months after a change of control. As a condition to receiving any severance payments or benefits under the employment agreements, the executive officers must execute, and not revoke, a general release and waiver of claims against us in a form satisfactory to us. They must also continue to comply with the terms of their Proprietary Rights Agreement or Confidential Information, Inventions, Nonsolicitation and Noncompetition Agreement, as applicable.

A description of the severance payments and benefits under the employment agreements is described above in the section entitled “Named Executive Officer Compensation – Compensation Discussion and Analysis – Elements of Executive Compensation – Employment and Separation Agreements.” A description of Mr. Rascoff’s Departure Agreement and Ms. Philips’ Retirement Agreement is also described in that section.

For purposes of the employment agreements, “change of control” has the meaning set forth above for the 2011 Plan. “Cause” generally means one or more of the following by the executive officers:

•

willful misconduct, insubordination or dishonesty in the performance of duties or a knowing and material violation of our or, as applicable, a successor employer’s policies and procedures that results in a material adverse effect on us or a successor employer (which includes a parent thereof);

•	continued failure to satisfactorily perform duties after receipt of written notice from us;

•	willful actions in bad faith or intentional failures to act in good faith that materially impair our or a successor employer’s business, goodwill or reputation;

•

conviction of a felony or misdemeanor, conduct that we reasonably believe violates any statute, rule or regulation governing us, or conduct that we reasonably believe constitutes unethical practices, dishonesty or disloyalty and that results in a material adverse effect on us or a successor employer;

•	current use of illegal substances; or

•

any material violation of the employment agreement or our Confidential Information, Inventions, Nonsolicitation and Noncompetition Agreement (or similar agreement to which the executive officer is a party).

The employment agreements generally define “good reason” as one or more of the following conditions without the executive officer’s express, written consent, provided that the executive officer provides timely notice of such condition to us and we have the opportunity to cure such condition prior to the executive officer’s termination of employment:

•	a material reduction in authority, duties or responsibilities;

•

a material reduction in annual salary or bonus opportunity (except for a reduction in connection with a general reduction in annual salary for all executive officers by an average percentage that is not less than the percentage reduction of the executive officer’s annual salary);

•	a material breach of the employment agreement by us or a successor employer; or

•

relocation or travel more than 50 miles from the executive officer’s then current place of employment or residence, as applicable, in order to continue to perform the duties and responsibilities of position (not including customary travel as may be required by the nature of the position).

Potential Payments Upon Termination or Change of Control Table

The following table shows the estimated value of benefits upon termination of employment or a change of control that would have accrued to the named executive officers if (i) their employment was terminated without cause or they terminated employment for good reason, (ii) we completed a change of control or a company transaction, as applicable, in which outstanding equity awards were not assumed or substituted by the surviving or successor company (or a parent company thereof), or (iii) their employment was terminated without cause or by the named executive officers for good reason in connection with or following a change of control in which stock options were assumed or substituted. The amounts in the table assume that the termination of employment, change of control, or company transaction was effective as of December 31, 2018. The amounts are estimates of the incremental amounts that would have accrued as of December 31, 2018 in the foregoing circumstances. The actual amounts can only be determined at the time of an actual termination of employment, change of control, or company transaction. Information is provided below regarding amounts receivable by each of Mr. Rascoff in connection with his departure as Chief Executive Officer in February 2019 and Ms. Philips in connection with her cessation of executive officer status as of December 31, 2018.

Name	Benefit	Termination Without Cause or for Good Reason ($)	Full Acceleration of Equity Awards in a Change of Control/No Assumption or Substitution in a Company Transaction ($)	Termination Without Cause or for Good Reason in Connection with a Change of Control or Company Transaction ($)
Spencer M. Rascoff(1)	Cash Severance(2)	405,000	—	405,000
	Stock Option Acceleration(3)	4,681,070 (4)	5,197,619	2,598,809(5)
	COBRA Benefit(6)	10,217	—	10,217

	Total	5,096,287	5,197,619	3,014,026

Allen W. Parker	Cash Severance(2)	270,000	—	270,000
	Stock Option Acceleration(3)	—	—	—
	RSU Acceleration(3)	985,107 (4)	3,940,489	1,970,245 (5)
	COBRA Benefit(6)	13,341	—	13,341

	Total	1,268,448	3,940,489	2,253,586

Lloyd D. Frink	Cash Severance	—	—	—
	Stock Option Acceleration(3)	—	875,634	—
	COBRA Benefit	—	—	—

	Total	—	875,634	—

Name	Benefit	Termination Without Cause or for Good Reason ($)	Full Acceleration of Equity Awards in a Change of Control/No Assumption or Substitution in a Company Transaction ($)	Termination Without Cause or for Good Reason in Connection with a Change of Control or Company Transaction ($)
Arik Y. Prawer	Cash Severance(2)	243,000 (7)	—	243,000(7)
	Stock Option Acceleration(3)	—	—	—
	RSU Acceleration(3)	3,343,564 (8)	3,343,564	3,343,564 (8)
	COBRA Benefit(6)	13,341	—	13,341

	Total	3,599,905	3,343,564	3,599,905

Greg M. Schwartz	Cash Severance	—	—	—
	Stock Option Acceleration(3)	—	464,187	—
	RSU Acceleration(3)	—	242,756	—
	COBRA Benefit	—	—	—

	Total	—	706,943	—
Kathleen Philips(9)	Cash Severance(2)	270,000	—	270,000
	Stock Option Acceleration(3)	422,605 (4)	463,993	231,996 (5)
	COBRA Benefit(6)	10,217	—	10,217

	Total	702,822	463,993	512,213

Jennifer A. Rock	Cash Severance	—	—	—
	Stock Option Acceleration(3)	—	143,856	—
	RSU Acceleration(3)	—	691,792	—
	COBRA Benefit	—	—	—

	Total	—	835,648	—

(1)

Mr. Rascoff ceased being our Chief Executive Officer in February 2019. Pursuant to his Departure Agreement, as of March 22, 2019, Mr. Rascoff received or is receiving the following payments and benefits: (i) a lump sum payment of $405,000 equal to six months of his base salary; (ii) COBRA continuation coverage on a monthly basis through September 30, 2019, having an estimated cost of $11,907; and (iii) accelerated vesting of outstanding options by an additional 18 months as of March 22, 2019, the intrinsic value of which is $5,460,616, calculated by multiplying the number of shares of Class A common stock subject to acceleration by $35.10 and the number of shares of Class C capital stock subject to acceleration by $35.71 (the closing prices of our Class A common stock and Class C capital stock as of March 22, 2019) less the applicable per share option exercise prices. The Company paid $40,000 for legal fees incurred by Mr. Rascoff in connection with the Departure Agreement.

(2)	Amount reflects cash severance of six months’ salary based on the executive officer’s base salary as of December 31, 2018.
(3)

Calculated by multiplying the number of shares of Class A common stock subject to acceleration by $31.43 and the number of shares of Class C capital stock subject to acceleration by $31.58 (the closing prices of our Class A common stock and Class C capital stock as of December 31, 2018, the last trading day of 2018) less, for options, the applicable per share option exercise prices.

(4)	Amount reflects the value of 12 months’ accelerated vesting of unvested stock options or restricted stock unit awards, as applicable.
(5)	Amount reflects the value of accelerated vesting of 50% of unvested stock options or restricted stock unit awards, as applicable.

(6)	Amount reflects the estimated cost of COBRA or benefits continuation coverage, as applicable, for six months.
(7)

Amount reflects cash severance payable only on or after one year’s continued employment with the Company. Excludes payment of the second installment of the signing bonus of $250,000 that was actually paid to Mr. Prawer in February 2019. This amount is otherwise payable in connection with a qualifying termination of employment if not previously paid.

(8)	Amount reflects the value of 100% accelerated vesting of the initial stock option or restricted stock unit award, as applicable, granted to Mr. Prawer in 2018.
(9)

Ms. Philips retired as an executive officer on December 31, 2018. Pursuant to her Retirement Agreement, from January 1, 2019 through August 31, 2020, Ms. Philips is eligible to receive an annual base salary of $40,000 and continued participation in the Company’s health and welfare benefit plans during her continued employment with us. In addition, if Ms. Philips’ employment terminates by reason of death or total disability, her then outstanding options will become vested as to those portions that would otherwise be vested as of August 31, 2020. As of December 31, 2018, the value of this accelerated vesting is $463,993, based on the difference between the closing prices of our stock set forth in Note 2 above and the applicable per share option exercise prices.

2018 PAY RATIO

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are required to disclose the median of the annual total compensation of our employees (other than our Chief Executive Officer), the annual total compensation of our Chief Executive Officer (our “CEO”), and the ratio of these two amounts.

We determined that, as of December 31, 2018, our employee population consisted of 4,336 individuals, which included all full-time and part-time employees located in the United States and Canada, excluding the CEO. We determined the median employee for 2018 from this employee population based on a comparison of (i) total cash compensation as reflected in our payroll records and as reported to the Internal Revenue Service on Form W-2 for 2018 and the Canada Revenue Agency on Form T4 for 2018, as applicable, (ii) aggregate grant date fair value of option awards and restricted stock units granted in 2018, computed in accordance with FASB ASC Topic 718, and (iii) matching Company contributions under the Zillow Group 401(k) Plan for U.S. employees and under the Registered Retirement Savings Plan for Canadian employees. Cash amounts for Canadian employees were converted from Canadian to U.S. dollars using an exchange rate of 1.36253 Canadian dollar for each U.S. dollar payable. We did not annualize compensation of employees who were hired during 2018 or make any cost-of-living adjustments in identifying the median employee.

For 2018, the annual total compensation of our median employee, calculated in accordance with the requirements of the Summary Compensation Table, was $127,421; and the annual total compensation of our CEO, as reported in the Summary Compensation Table appearing on page 42 was $12,863,822. Based on this information, for 2018, the estimated ratio of the annual total compensation of our CEO to the median of the annual total compensation of all other employees was 101 to 1.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

We describe below transactions and series of similar transactions to which we were a party during our last fiscal year or which are currently proposed, and in which:

•	the amounts involved exceeded or will exceed $120,000; and

•

any of our directors, executive officers or beneficial owners of more than 5% of any class of our voting securities, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

Indemnification of Officers and Directors

We entered into indemnification agreements with each of our directors and certain of our executive officers which provide, among other things, that we will indemnify such director or officer, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings to which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of Zillow Group, and otherwise to the fullest extent permitted under Washington law and our Bylaws.

Aircraft Charter Agreement

On April 3, 2019, the Company and Executive Jet Management, Inc. (“EJM”) entered into a Charter Service Agreement (the “Charter Agreement”) for the occasional use by the Company of an aircraft owned by an entity that is owned by Lloyd D. Frink. Under the Charter Agreement, the Company will charter the aircraft from EJM for business travel at a rate of $6,400 per flight hour plus certain additional costs. The Charter Agreement was approved in accordance with our Related Person Transaction Policy.

Other than as described above in this section, since the beginning of our last fiscal year, we have not entered into any transactions, nor are there any currently proposed transactions, between us and a related party where the amount involved exceeds, or would exceed, $120,000, and in which any related person had or will have a direct or indirect material interest.

Policies and Procedures for the Review and Approval or Ratification of Transactions with Related Persons

Our board of directors has adopted a written policy that sets forth the policies and procedures for the review and approval or ratification of related person transactions. Under the policy, all of our directors and executive officers and all of our beneficial owners of more than 5% of our Class A common stock, Class B common stock or other voting securities are expected to disclose to our general counsel the material facts of any transaction that could potentially be considered a related person transaction promptly on gaining knowledge that the transaction may occur or has occurred. The audit committee is authorized to administer the policy, and may amend, modify, and interpret the policy. A related person transaction generally is defined under the policy as any transaction required to be disclosed under the SEC’s related person transaction disclosure requirement of Item 404(a) of Regulation S-K.

Any potential related person transaction reported to or otherwise made known to the general counsel will be reviewed under the policy according to the following procedures:

•

If the general counsel determines that disclosure of the transaction in our annual proxy statement or annual report on Form 10-K is not required under the SEC’s related person transaction disclosure requirement, the transaction will be deemed approved and will be reported to the audit committee at its next scheduled meeting.

•

If disclosure of the transaction in our annual proxy statement or annual report on Form 10-K is required under the SEC’s related person transaction disclosure requirement, the general counsel will submit the transaction to the chairperson of the audit committee, who will review and, if authorized, will determine whether to approve or ratify the transaction. The chairperson is authorized to approve or ratify any related person transaction involving an aggregate amount of less than $250,000 or when it would not be practicable in the judgment of the chairperson and general counsel to wait for the next audit committee meeting to review the transaction. The chairperson is not authorized to review a related person transaction in which the chairperson is involved.

•

If the transaction is outside the chairperson’s authority, the chairperson will submit the transaction to the audit committee for review and approval or ratification at its next regularly scheduled meeting or, if deemed necessary by the general counsel or the chairperson, as applicable, at a special meeting of the audit committee called for this purpose or in a written consent submitted to the committee in accordance with Zillow Group’s Amended and Restated Bylaws.

•

If the transaction to be reviewed and acted upon by the audit committee involves a member of the audit committee (including the chairperson), the involved member shall recuse himself or herself from deliberations related to the transaction and the other members of the audit committee shall take appropriate action.

When determining whether to approve or ratify a related person transaction, the chairperson of the audit committee or the audit committee, as applicable, will review relevant facts regarding the related person transaction, including:

•	the extent of the related person’s interest in the transaction;

•	whether the terms are comparable to those generally available in arm’s-length transactions; and

•	whether the related person transaction is consistent with the best interests of the company.

If any related person transaction is ongoing or is part of a series of transactions, the chairperson or the audit committee, as applicable, may establish guidelines as necessary to appropriately review the ongoing transaction. After initial approval or ratification of the transaction, the chairperson or the audit committee, as applicable, will review the transaction on a regular basis (at least annually).

If any related person transaction is not approved or ratified, the audit committee may take such action as it may deem necessary or desirable in the best interests of the Company.

GENERAL INFORMATION CONCERNING THE PROXY STATEMENT, PROXIES AND VOTING AT THE ANNUAL MEETING

Why did I receive these proxy materials?

We are providing these proxy materials in connection with the solicitation by the board of directors of Zillow Group of proxies to be voted at our 2019 Annual Meeting of Shareholders (the “Annual Meeting”) and at any adjournment or postponement of the Annual Meeting. In accordance with the rules of the Securities and Exchange Commission (the “SEC”), we sent a Notice of Internet Availability of Proxy Materials on or about April 16, 2019 and provided access to our proxy materials online beginning on or before that date, to the holders of record and beneficial owners of our Class A and Class B common stock as of the close of business on April 1, 2019 (the “Record Date”). Our Class C capital stock is non-voting (except in limited circumstances as required by Washington law or our Amended and Restated Articles of Incorporation). Holders of our Class C capital stock are not entitled to vote their shares of Class C capital stock at the Annual Meeting.

The Annual Meeting will be held at the offices of Perkins Coie LLP, 1201 Third Avenue, 49th Floor, in Seattle, Washington, on June 4, 2019 at 9: 00 a.m. (Pacific Time).

What information is included in this Proxy Statement?

The information in this Proxy Statement relates to the proposals to be voted on at the Annual Meeting, the voting process, our board of directors and board committees, the compensation of Zillow Group directors and certain executive officers for fiscal year 2018, and other information.

Who is entitled to vote?

Holders of our Class A common stock and Class B common stock as of the close of business on the Record Date are entitled to receive the Notice of Annual Meeting of Shareholders and to vote at the Annual Meeting. As of the close of business on the Record Date, there were 58,315,359 shares of Class A common stock and 6,217,447 shares of Class B common stock outstanding and entitled to vote. Our Class C capital stock is non-voting (except in limited circumstances as required by Washington law or our Amended and Restated Articles of Incorporation). Holders of our Class C capital stock are not entitled to notice of, or to vote at, the Annual Meeting with respect to their shares of Class C capital stock. If you hold shares of our Class C capital stock in addition to shares of our Class A or Class B common stock, your voting power with respect to the proposals to be presented at the Annual Meeting is limited to your Class A and Class B common stock ownership.

How many votes do I have?

On any matter that is submitted to a vote of our shareholders, the holders of our Class A common stock are entitled to one vote per share of Class A common stock and the holders of our Class B common stock are entitled to 10 votes per share of Class B common stock. Holders of our Class A common stock and Class B common stock are not entitled to cumulative voting in the election of directors. Our Class C capital stock is non-voting (except in limited circumstances as required by Washington law or our Amended and Restated Articles of Incorporation). If you hold shares of our Class C capital stock in addition to shares of our Class A or Class B common stock, your voting power with respect to the proposals to be presented at the Annual Meeting is limited to your Class A and Class B common stock ownership.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

Most shareholders hold their shares through a broker, trust, bank or other nominee rather than directly in their own names.

If on April 1, 2019, your shares of Class A or Class B common stock were registered directly in your name with our transfer agent, Computershare, then you are a shareholder of record. As a shareholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote over the Internet, by telephone or by filling out and returning a proxy card to ensure your vote is counted.

If on April 1, 2019, your shares of Class A or Class B common stock were held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares of Class A and Class B common stock in your account. You are also invited to attend the Annual Meeting. However, since you are not the shareholder of record, you may not attend the Annual Meeting or vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy card from your broker or other agent.

What am I voting on?

We are asking you to vote on the following matters in connection with the Annual Meeting:

1.

The election of one director nominated by our board of directors to serve until the 2020 Annual Meeting of Shareholders and three directors nominated by our board of directors to serve until the 2022 Annual Meeting of Shareholders; and

2.	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019.

We will also consider any other business that may properly come before the Annual Meeting.

How do I vote?

Vote by Internet. Shareholders of record may submit proxies over the Internet by following the instructions on the Notice of Internet Availability of Proxy Materials or, if printed copies of the proxy materials were requested, the instructions on the printed proxy card. Most beneficial shareholders may vote by accessing the website specified on the voting instructions forms provided by their brokers, trustees, banks or other nominees. Please check your voting instruction form for Internet voting availability.

Vote by Telephone. Shareholders of record may submit proxies using any touch-tone telephone from within the United States and Canada by calling toll free 1-800-652-VOTE (8683) and following the instructions provided by the recorded message or, if printed copies of the proxy materials were requested, by following the instructions on the printed proxy card. Most beneficial owners may vote using any touch-tone telephone from within the United States by calling the number specified on the voting instruction forms provided by their brokers, trustees, banks or other nominees.

Vote by Mail. Shareholders of record may submit proxies by mail by requesting printed proxy cards and completing, signing and dating the printed proxy cards and mailing them in the pre-addressed envelopes that will accompany printed proxy materials. Beneficial owners may vote by completing, signing and dating the voting instruction forms provided and mailing them in the pre-addressed envelopes accompanying the voting instruction forms.

If you are a shareholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by that proxy as recommended by the board of directors. If you are a beneficial owner and you return your signed voting instruction form but do not indicate your voting preferences, please see “What are ‘broker non-votes’ and how do abstentions and ‘broker non-votes’ affect the proposals?” for information regarding whether your broker, bank or other holder of record may vote your uninstructed shares on a particular proposal.

Vote in Person at the Annual Meeting. All shareholders of Class A or Class B common stock as of the close of business on the Record Date can vote in person at the Annual Meeting. You can also be represented by another person at the Annual Meeting by executing a proper proxy designating that person. If you are a beneficial owner, you must obtain a legal proxy from your broker, bank, or other holder of record and present it to the inspector of election with your ballot to be able to vote at the Annual Meeting. Even if you plan to attend the Annual Meeting, we recommend that you also vote either by telephone, Internet, or mail so that your vote will be counted if you decide not to attend.

What does it mean if I receive more than one set of proxy materials?

If you receive more than one set of proxy materials, your shares are registered in more than one name or are registered in different accounts. In order to vote all the shares of Class A and Class B common stock you own, you must either sign and return all of the proxy cards or follow the instructions for any alternative voting procedures on each of the proxy cards or Notices of Internet Availability of Proxy Materials you receive.

Can I change my vote or revoke my proxy?

Yes, if you are a shareholder of record, you may revoke your proxy at any time before it is exercised at the Annual Meeting by (a) delivering written notice, bearing a date later than the proxy, stating that the proxy is revoked, (b) submitting a later-dated proxy relating to the same shares by mail, telephone or the Internet prior to the vote at the Annual Meeting, or (c) attending the Annual Meeting and properly giving notice of revocation to the inspector of election or voting in person. Shareholders of record may send a written notice or request for a new proxy card via regular mail to Zillow Group, Inc., c/o Computershare P.O. Box 505000, Louisville, KY 40233 or follow the instructions provided on the Notice of Internet Availability of Proxy Materials and proxy card to request to receive an electronic copy or printed set of the proxy materials, including a new proxy card, or submit a new proxy by telephone or via the Internet. Shareholders of record may also request a new proxy card by calling (866) 641-4276 or, if outside the United States, (201) 680-6578.

If you are a beneficial shareholder, you may revoke your proxy or change your vote only by following the separate instructions provided by your broker, trust, bank or other nominee.

What constitutes a quorum at the Annual Meeting?

Transaction of business at the Annual Meeting may occur if a quorum is present. If a quorum is not present, it is expected that the Annual Meeting will be adjourned or postponed in order to permit additional time for soliciting and obtaining additional proxies or votes, and, at any subsequent reconvening of the Annual Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the Annual Meeting, except for any proxies that have been effectively revoked or withdrawn.

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the total voting power of Zillow Group’s Class A and Class B common stock constitutes a quorum. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum.

What are the voting requirements to elect directors and approve the other proposal described in this Proxy Statement?

With respect to Proposal No. 1, the election of directors, the four directors receiving the largest number of votes will be elected. With respect to Proposals No. 2, the number of votes cast in favor of the proposal must exceed the number of votes cast against the proposal in order for the proposal to be approved.

What are “broker non-votes” and how do abstentions and “broker non-votes” affect the proposals?

A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote the shares on a proposal because the nominee does not have discretionary voting power for a particular item and has not received instructions from the beneficial owner regarding voting. If your shares are held by a broker on your behalf and you do not instruct the broker as to how to vote these shares on Proposal No. 1, the broker may not exercise discretion to vote on this proposal. With respect to Proposal No. 2, the ratification of the appointment of our independent registered public accounting firm for the fiscal year ending December 31, 2019, the broker may exercise its discretion to vote for or against that proposal in the absence of your instruction.

Abstentions and broker non-votes are not counted as votes in favor of or against any proposal.

Who will pay for the cost of this proxy solicitation?

Zillow Group will bear the cost of the solicitation of proxies from our shareholders. In addition to solicitation by mail, our directors, officers and employees, without additional compensation, may solicit proxies from shareholders by telephone, by letter, by facsimile, in person or otherwise. Following the original circulation of the proxies and other soliciting materials, we will request brokers, trusts, banks or other nominees to forward copies of the proxy and other soliciting materials to persons for whom they hold shares of Zillow Group Class A or Class B common stock and to request authority for the exercise of proxies. In such cases, Zillow Group, upon the request of the brokers, trusts, banks and other shareholder nominees, may reimburse such holders for their reasonable expenses.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to rules adopted by the SEC, we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials to holders of our Class A and Class B common stock. All such shareholders will have the ability to access the proxy materials on the website referred to in the Notice of Internet Availability of Proxy Materials or request to receive an electronic copy or printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request an electronic copy or printed copy may be found in the Notice of Internet Availability of Proxy Materials. In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. We encourage shareholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of the circulation of proxy materials.

When will Zillow Group announce the results of the voting?

Voting results will be announced by the filing of a Current Report on Form 8-K within four business days after the Annual Meeting. If final voting results are unavailable at that time, we will file an amended Current Report on Form 8-K within four business days of the day the final results are available.

What are the requirements for admission to the Annual Meeting?

Only holders of our Class A and/or Class B common stock and persons holding proxies from such shareholders may attend the Annual Meeting. If your shares are registered in your name, you must bring a valid form of identification to the Annual Meeting. If your shares are held in the name of a broker, trust, bank or other nominee that holds your shares, you must also bring a legal proxy issued in your name from that broker, trust, bank or other nominee that confirms you are the beneficial owner of those shares. Attendance at the Annual Meeting without voting or revoking a previously submitted proxy in accordance with the voting procedures will not in and of itself revoke a proxy.

ADDITIONAL INFORMATION

Code of Conduct and Code of Ethics

Our board of directors has adopted a Code of Ethics that applies to our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, and controller and persons performing similar functions and a Code of Conduct that applies to all of our directors, officers, and employees. A copy of each is available on the Investor Relations section of our website at investors.zillowgroup.com/corporate-governance/default.aspx. Substantive amendments to and waivers from either, if any, will be disclosed on the Investor Relations section of our website.

List of Shareholders of Record

In accordance with Washington law, a list of the names of our shareholders of record entitled to vote at the Annual Meeting will be available for 10 days prior to the Annual Meeting for any purpose relevant to the meeting, between the hours of 9:00 a.m. and 4:30 p.m. (Pacific Time) at our principal executive offices at 1301 Second Avenue, Floor 31, Seattle, Washington 98101. If you would like to view the shareholder list, please contact our Investor Relations Department at (866) 504-0030. This list will also be available at the Annual Meeting.

Submission of Shareholder Proposals for Inclusion in Next Year’s Proxy Statement or Presentation at Next Year’s Annual Meeting

To be considered for inclusion in next year’s proxy statement and form of proxy, shareholder proposals for the 2020 Annual Meeting of Shareholders must be received at our principal executive offices no later than the close of business on December 18, 2019. As prescribed by current Rule 14a-8(b) under the Exchange Act, a shareholder must have continuously held at least $2,000 in market value, or 1%, of our outstanding shares for at least one year by the date of submitting the proposal, and the shareholder must continue to own such stock through the date of the annual meeting.

For any proposal that is not submitted for inclusion in next year’s proxy statement but is instead sought to be presented directly at the 2020 Annual Meeting of Shareholders, shareholders are advised to review our Bylaws as they contain requirements with respect to advance notice of shareholder proposals not intended for inclusion in our proxy statement and director nominations. For director nominations, shareholders should include the name, biographical information, and other relevant information relating to the recommended director nominee, including, among other things, information that would be required to be included in the proxy statement filed in accordance with applicable rules under the Exchange Act and the written consent of the director nominee to be named as a nominee and to serve as a director if elected, among other requirements set forth in our Bylaws. To be timely, a shareholder’s notice must be delivered to and received by our Corporate Secretary at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of our 2019 Annual Meeting of Shareholders. Accordingly, any such shareholder proposal must be received between February 5, 2020 and the close of business on March 6, 2020. Copies of the pertinent Bylaw provisions are available on request to the following address: Corporate Secretary, Zillow Group, Inc., 1301 Second Avenue, Floor 31, Seattle, Washington 98101. For such proposals or nominations that are timely filed, we retain discretion to vote proxies we receive, provided that (a) we include in our proxy statement advice to shareholders on the nature of the proposal and how we intend to exercise our voting discretion and (b) the proponent does not issue a separate and appropriate proxy statement.

Shareholder Communications with the Board of Directors

Shareholders may contact our board of directors as a group or any individual director about the board of directors or corporate governance by sending written correspondence to the following address: Board of Directors – Zillow Group, Inc., Attn: General Counsel, 1301 Second Avenue, Floor 31, Seattle, Washington 98101 or by email at legal@zillowgroup.com. Shareholders should clearly specify in each communication the name(s) of the group of directors or the individual director to whom the communication is addressed. Inquiries meeting these criteria will be received and processed by management before being forwarded to the group of directors or the individual director, as designated in the communication. Communications that are unrelated to the duties and responsibilities of the Board or are unduly hostile, threatening, potentially illegal or similarly unsuitable will not be forwarded.

Internet Voting

Zillow Group is incorporated under Washington law, which specifically permits electronically transmitted proxies, provided that the transmission sets forth or is submitted with information from which it can reasonably be determined that the transmission was authorized by the shareholder. The electronic voting procedures provided for the Annual Meeting are designed to authenticate each shareholder by use of a control number and to confirm that shareholder instructions are properly recorded.

DIRECTIONS

2019 Annual Meeting of Shareholders

Zillow Group, Inc.

Offices of Perkins Coie LLP

1201 Third Avenue, 49th Floor

Seattle, Washington

June 4, 2019

9:00 a.m. (Pacific Time)

The 1201 Third Avenue main entrance is located on Third Avenue between University and Seneca Streets. The following directions direct you to the parking garage entrance located on Seneca Street between Second and Third Avenue.

Northbound on I-5:

Exit at Seneca Street (exit #165)

West on Seneca Avenue

1201 3rd Avenue parking is located on the right between Second and Third Avenue.

Southbound on I-5:

Exit at Union Street (exit #165B)

West on Union Street

Turn left on Fifth Avenue

Turn right on Seneca Avenue

1201 3rd Avenue parking is located on the right between Second and Third Avenue.

Zillow Group, Inc. Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Votes submitted by the internet or telephone must be received by 11:59 p.m., Eastern Time, on June 3, 2019 Online Go to www.investorvote.com/ZG or scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/ZG 2019 Annual Meeting Proxy Card qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q A Proposals — THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” ALL NOMINEES WITH RESPECT TO THE ELECTION OF DIRECTORS AND “FOR” ITEM 2. + The board of directors recommends you vote FOR all nominees. 1. ELECTION OF DIRECTORS Nominees: 01 - Richard N. Barton 02 - Lloyd D. Frink 03 - April Underwood 04 - Amy C. Bohutinsky Mark here to vote Mark here to WITHHOLD For All EXCEPT - To withhold authority to vote for any nominee(s), FOR all nominees vote from all nominees write the name(s) of such nominee(s) below. _____________________________________________________________________ The board of directors recommends you vote FOR the following proposal: For Against Abstain 2. Ratify the appointment of Deloitte & Touche LLP as independent registered public accounting firm for the fiscal year ending December 31, 2019. B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A-C ON BOTH SIDES OF THIS CARD 1UPX + 0315IC

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The Proxy Statement and the 2018 Annual Report to Shareholders are available at: investors.zillowgroup.com/financials/annual-reports-and-proxies/default.aspx Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/ZG qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q + PROXY ZILLOW GROUP, INC. 2019 ANNUAL MEETING OF SHAREHOLDERS - JUNE 4, 2019 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY The undersigned hereby appoints Richard N. Barton and Bradley D. Owens, and each of them, as proxies of the undersigned, with the full power of substitution, to vote all shares of Zillow Group, Inc. Class A and/or Class B common stock held of record by the undersigned on April 1, 2019, at the Annual Meeting of Shareholders of Zillow Group, Inc. to be held at the offices of Perkins Coie LLP, 1201 Third Avenue, 49th Floor, in Seattle, Washington 98101 on June 4, 2019 at 9:00 a.m. local time and any and all postponements, continuations, or adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the matters listed on the reverse side in accordance with the instructions designated on the reverse side, with discretionary authority as to any and all other matters that may properly come before the meeting including matters incidental to the conduct of the meeting. (Continued and to be marked, dated, and signed, on the other side) C Non-Voting Items Change of Address — Please print new address below. Comments — Please print your comments below. Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting. IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A-C ON BOTH SIDES OF THIS CARD +

Zillow Group, Inc. Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 2019 Annual Meeting Proxy Card qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q A Proposals — THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” ALL NOMINEES WITH RESPECT TO THE ELECTION OF DIRECTORS AND “FOR” ITEM 2. + The board of directors recommends you vote FOR all nominees. 1. ELECTION OF DIRECTORS Nominees: 01 - Richard N. Barton 02 - Lloyd D. Frink 03 - April Underwood 04 - Amy C. Bohutinsky Mark here to vote Mark here to WITHHOLD For All EXCEPT - To withhold authority to vote for any nominee(s), FOR all nominees vote from all nominees write the name(s) of such nominee(s) below. _____________________________________________________________________ The board of directors recommends you vote FOR the following proposal: For Against Abstain 2. Ratify the appointment of Deloitte & Touche LLP as independent registered public accounting firm for the fiscal year ending December 31, 2019. B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. 1UPX + 0315JC

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The Proxy Statement and the 2018 Annual Report to Shareholders are available at: investors.zillowgroup.com/financials/annual-reports-and-proxies/default.aspx qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q PROXY ZILLOW GROUP, INC. 2019 ANNUAL MEETING OF SHAREHOLDERS - JUNE 4, 2019 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY The undersigned hereby appoints Richard N. Barton and Bradley D. Owens, and each of them, as proxies of the undersigned, with the full power of substitution, to vote all shares of Zillow Group, Inc. Class A and/or Class B common stock held of record by the undersigned on April 1, 2019, at the Annual Meeting of Shareholders of Zillow Group, Inc. to be held at the offices of Perkins Coie LLP, 1201 Third Avenue, 49th Floor, in Seattle, Washington 98101 on June 4, 2019 at 9:00 a.m. local time and any and all postponements, continuations, or adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the matters listed on the reverse side in accordance with the instructions designated on the reverse side, with discretionary authority as to any and all other matters that may properly come before the meeting including matters incidental to the conduct of the meeting. (Continued and to be marked, dated, and signed, on the other side)